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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AMONG
CIMAREX ENERGY CO. ("PARENT"),
CIMAREX NEVADA ACQUISITION CO. ("MERGER SUB")
AND
MAGNUM HUNTER RESOURCES, INC. ("COMPANY")
JANUARY 25, 2005

i

SCHEDULES

        Company Disclosure Schedule

        Parent Disclosure Schedule

EXHIBIT

        5.10—Form of Affiliate Letter

TABLE OF DEFINED TERMS

1996 Preferred	23
1998 Preferred	23
1999 Preferred	23
Affiliate	1
Agreement	1
Approved Budgets	61,64
Articles of Merger	1
Capital Expenditures	1
Capital Project	2
CERCLA	2
CERCLIS	2
Claim	74
Closing	2
Closing Date	2
Code	1
Company	1
Company Bank Credit Agreement	2
Company Benefit Program or Agreement	31
Company Certificate	2
Company Common Stock	2
Company Convertible Notes	2
Company Disclosure Schedule	2
Company Employee Benefit Plans	31
Company ERISA Affiliate	31
Company Financial Statements	3
Company Material Agreement(s)	3
Company Meeting	3
Company Permits	28
Company Plan	31
Company Preferred Stock	3
Company Proposal	3
Company Representative	4
Company Reserve Report	4
Company Rights	20
Company Rights Agreement	20
Company SEC Documents	23
Company Senior Secured Notes	4
Company Stock Option	3
Company Subsidiary(ies)	4
Company Warrant	4
Company's Oil And Gas Interests	7
Confidentiality Agreement	4
Continuing Employees	75
Control	1
Controlled By	1
Conversion Number	4
Defensible Title	4
Derivative Transaction	4
Disclosure Schedule	4
Dissenting Stockholder	4
Drilling or Completion Expenditures	5
Effective Time	20
Environmental Law	5
ERISA	5
Exchange Act	5
Exchange Agent	5
Exchange Fund	15
FERC	36
GAAP	5
Governmental Action	5
Governmental Authority	5
Hazardous Material	5
HSR Act	5
Hydrocarbons	6
Indemnified Parties	74
Indentures	80
IRS	32
KSOP	79
Laws	5
Lien	6
Market Price	6
Material Adverse Effect	6
Merger	12
Merger Consideration	13
Merger Sub	1
Merger Sub Common Stock	6
National Stock Exchange	6
NGA	36
Non-U.S. Holder	6
Notes	80
NRS	7
Oil and Gas Interest(s)	7
Oil and Gas Interests of Parent	7
Oil and Gas Interests of the Company	7
Option Consents	13
Ownership Interests	7
Parent	1
Parent Alternative Transaction	69
Parent Bank Credit Agreement	7
Parent Benefit Program or Agreement	49
Parent Certificate	7
Parent Common Stock	7
Parent Companies	7
Parent Disclosure Schedule	7
Parent Employee Benefit Plans	49
Parent ERISA Affiliate	49
Parent Financial Statements	8
Parent Material Agreement(s)	8
Parent Meeting	8
Parent Permits	46

Parent Plan	49
Parent Preferred Stock	8
Parent Representative	8
Parent Reserve Report	8
Parent Rights	8
Parent Rights Agreement	9
Parent SEC Documents	42
Parent Subsidiary(ies)	9
Parent's Oil and Gas Interests	7
Parties	1
Party	9
PBGC	32
Permitted Encumbrances	9
Person	10
Proxy Statement/Prospectus	10
RCRA	10
Registration Statement	10
Required Company Stockholder Vote	81
Required Parent Stockholder Vote	81
Responsible Officers	10
SEC	10
Securities Act	10
Series A Certificate	10
Series A Certificate of Designations, Preferences and Rights	10
Series A Merger Consideration	14
Series A Preferred Stock	10
Series B Preferred	23
Series C Preferred	23
SOX	10
Stock Consideration	13
Superior Proposal	69
Surviving Corporation	12
Takeover Proposal	69
Target Companies	10
Tax Return	11
Taxes	11
TEL Distribution	80
TEL Distribution Record Date	80
TEL Units	80
Third-Party Consent	11
Under Common Control With	1
West Dilley Prospect	11

v

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 25, 2005, by and among Cimarex Energy Co., a Delaware corporation ("Parent"); Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Magnum Hunter Resources, Inc., a Nevada corporation (the "Company").

RECITALS

        The Board of Directors of each of Parent and the Company has determined that it is in the best interests of its respective stockholders to approve the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

        For United States federal income tax purposes, it is intended that such merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Parent, Merger Sub and the Company (the "Parties") desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

        NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.    As used in this Agreement, each of the following terms has the meaning set forth below:

        "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

        "Agreement" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

        "Articles of Merger" means the articles of merger, prepared and executed in accordance with the applicable provisions of the NRS, filed with the Secretary of State of Nevada to effect the Merger in Nevada.

        "Capital Expenditures" means costs and expenses associated with the acquisition, development or redevelopment of Oil and Gas Interests or any other fixed or capital assets of the Target Companies or Parent Companies, as applicable, which pursuant to GAAP are required to be capitalized and subject to depletion, depreciation or amortization, including Drilling or Completion Expenditures.

        "Capital Project" means any project, transaction, agreement, arrangement or series of transactions, agreements or arrangements to which one or more of the Target Companies or the Parent Companies, as the case may be, is a party involving a Capital Expenditure, including (a) any purchase, lease, acquisition, developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Interests; (b) any purchase, lease or acquisition and/or exploratory drilling of Oil and Gas Interests; and (c) any purchase, lease, acquisition, construction, development or completion of transportation, compression, gathering or related facilities for oil, gas or related products or the provision of services, equipment or other property for use in developing, completing or transporting oil, gas or related products or otherwise directly related and ancillary to the oil and gas business, including the transportation, production, storage and handling of water utilized or disposed of in oil and gas production.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

        "Closing" means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

        "Closing Date" means the date on which the Closing occurs, which date shall be the first business day following the day by which both the Company Meeting and the Parent Meeting have been held (or such later date as is agreed upon by the Parties).

        "Company Bank Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated March 15, 2002, between the Company, as borrower, and Bankers Trust Company and others, as agents and lenders (as amended and supplemented).

        "Company Certificate" means a certificate representing shares of Company Common Stock.

        "Company Common Stock" means the common stock, par value $.002 per share, of the Company.

        "Company Convertible Notes" means the Floating Rate Convertible Senior Notes due 2023 of the Company.

        "Company Disclosure Schedule" means the Company Disclosure Schedule delivered in connection with this Agreement and any documents listed on such Company Disclosure Schedule or expressly incorporated therein by reference.

        "Company Financial Statements" means the audited and unaudited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004, in each case as filed with the SEC.

        "Company Material Agreement(s)" means (a) the Company Bank Credit Agreement, (b) any hedging agreement to which any of the Target Companies is a party or by which any of its assets is bound, (c) any agreement, contract, commitment or understanding, written or oral, (i) granting any Person registration, purchase or sale rights with respect to any security of any of the Target Companies, (ii) which materially restrains, limits or impedes any of the Target Companies, or will materially restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on any of the Target Companies' or the Surviving Corporation's activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (v) which is a material seismic license or software license relating to primary geological or financial processes to which any of the Target Companies is subject, or (vi) which is a fixed price commodity sales agreement with a remaining term of more than 60 days, (d) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any of the Target Companies, (e) any voting agreement relating to any security of any of the Target Companies, and/or (f) any other written or oral agreement, contract, commitment or understanding (or amendment or modification thereof) to which any of the Target Companies is a party, by which any of the Target Companies is directly or indirectly bound, or to which any asset of any of the Target Companies may be subject, that is (i) included in Section 3.11 of the Company Disclosure Schedule, (ii) listed (in the Company's Form 10-K for the year ended December 31, 2003 or in subsequent filings) as an exhibit to the Company SEC Documents or (iii) material to the Target Companies, taken as a whole, in each case as amended and supplemented.

        "Company Meeting" means the meeting of the stockholders of the Company called for the purpose of voting on the Company Proposal or any adjournment thereof.

        "Company Stock Option" means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Company Common Stock granted pursuant to the Company Employee Benefit Plans.

        "Company Preferred Stock" means the preferred stock, par value $.001 per share, of the Company.

        "Company Proposal" means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of the Company and Parent in the Proxy Statement/Prospectus.

        "Company Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.

        "Company Reserve Report" means the reserve report dated October 1, 2004, referenced on page 2 of the Management Presentation prepared by the Company and provided to Parent.

        "Company Senior Secured Notes" means the 9.60% Senior Secured Notes due 2012 of the Company.

        "Company Subsidiary(ies)" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by the Company, or any limited partnership of which the Company or any Company Subsidiary is a general partner.

        "Company Warrant" means a common stock purchase warrant (issued and outstanding on the date hereof and at the Effective Time) representing the right to purchase shares or a fraction of a share of Company Common Stock.

        "Confidentiality Agreement" means the letter agreement dated November 3, 2003, as amended on November 23, 2004, between the Company and Parent relating to the Company's furnishing of information to Parent and Parent's furnishing of information to the Company in connection with Parent's and the Company's evaluation of the possibility of the Merger.

        "Conversion Number" means 0.415.

        "Defensible Title" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

        "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "Disclosure Schedule" means, as applicable, the Company Disclosure Schedule or the Parent Disclosure Schedule.

        "Dissenting Stockholder" means a holder of Series A Preferred Stock who has validly perfected dissenters' rights under the NRS.

        "Drilling or Completion Expenditures" means any expenditure incurred, or required to be incurred by the Target Companies or Parent Companies, as applicable, with respect to exploratory drilling of Oil and Gas Interests or any developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law (including but not limited to common law under which claims for personal injury and property damage can be pursued), injunction or other authorization (collectively, "Laws") in effect on the date hereof or at a previous time: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; (d) relating to environmental regulation of oil and gas operations; or (e) otherwise relating to the pollution of the environment, Hazardous Materials handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means Continental Stock Transfer & Trust Company, the transfer agent for shares of Parent Common Stock.

        "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

        "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

        "Governmental Authority" means any national, state, provincial, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Target Companies or the Parent Companies or any of their respective properties or assets.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, gas, liquid, chemical, material, waste or substance regulated by any Environmental Law; (d) any radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

        "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

        "Lien" means any lien, mortgage, deed of trust, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, title defect, easement, covenant, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

        "Market Price" means the average (rounded to the second decimal place) of the per share closing sales prices of Parent Common Stock on Parent's primary National Stock Exchange (as reported by The Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the fourth trading day preceding the Closing Date.

        "Material Adverse Effect" means, when used with respect to a Party, a violation, inaccuracy, event, result or consequence that (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, capitalization, results of operations or business of such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) (taken as a whole) or the aggregate value of their assets and liabilities, except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry, such as commodity prices, or effects and changes attributable to the announcement or pendency of this Agreement (to the extent in any case that such effects and changes do not disproportionately affect such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) taken as a whole, provided, that a decline in such Party's stock price shall not, in and of itself, constitute a Material Adverse Effect on such Party), (ii) has impaired materially or would reasonably be expected to impair materially the ability of such Party and its wholly owned subsidiaries (as identified on its Disclosure Schedule) (taken as a whole) to own, hold, develop and operate their assets or (iii) has impaired materially or would reasonably be expected to impair materially (x) the ability of such Party to consummate the Merger and the other transactions contemplated hereby or to perform any of its obligations hereunder or (y) Parent's ability to vote, receive dividends, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and, indirectly, control over the assets of the Surviving Corporation.

        "Merger Sub Common Stock" means the capital stock, par value $.001 per share, of Merger Sub.

        "National Stock Exchange" means the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

        "Non-U.S. Holder" means a stockholder who is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other Person taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more U.S. Persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. Person, or (v) a partnership, or other Person treated as a partnership for United States federal income Tax purposes, to the extent that the beneficial ownership of Company Common Stock is attributed to its partners who fall into the categories described in clauses (i)-(iv) above.

        "NRS" means the Nevada Revised Statutes.

        "Oil and Gas Interest(s)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "Oil and Gas Interests of the Company" or "Company's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Target Companies. References in this Agreement to the "Oil and Gas Interests of Parent" or "Parent's Oil and Gas Interests" mean the collective Oil and Gas Interests of the Parent Companies.

        "Ownership Interests" means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report and (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.

        "Parent Bank Credit Agreement" means the Credit Agreement dated October 2, 2002, as amended, between Parent and J.P. Morgan Securities, as agent.

        "Parent Certificate" means a certificate representing shares of Parent Common Stock.

        "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

        "Parent Companies" means Parent and each of the Parent Subsidiaries.

        "Parent Disclosure Schedule" means the Parent Disclosure Schedule delivered in connection with this Agreement and any documents listed on such Parent Disclosure Schedule or expressly incorporated therein by reference.

        "Parent Financial Statements" means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004, in each case as filed with the SEC.

        "Parent Material Agreement(s)" means (a) the Parent Bank Credit Agreement, (b) any hedging agreement to which any of the Parent Companies is a party or by which any of its assets is bound, (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any Parent Company, (d) any agreement, contract, commitment or understanding, written or oral, (i) granting any Person a right of indemnification and/or contribution by any Parent Company, (ii) which materially restrains, limits or impedes any of the Parent Companies' ability to compete with or conduct any business or any line of business, including geographic limitations on any of the Parent Companies' activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (v) which is a material seismic license or software license relating to primary geological or financial processes to which any of the Parent Companies is subject or (vi) which is a fixed price commodity sales agreement with a remaining term of more than 60 days, (e) any voting agreement relating to any security of any Parent Company, and/or (f) any other written or oral agreement, contract, commitment or understanding (or amendment or modification thereof) to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, that is (i) included in Section 4.11 of the Parent Disclosure Schedule, (ii) listed (in Parent's Form 10-K for the year ended December 31, 2003 or in subsequent filings) as an exhibit to the Parent SEC Documents, (iii) material to the Parent Companies, taken as a whole, or (iv) outside the ordinary course of business of the Parent Companies, in each case as amended or supplemented.

        "Parent Meeting" means the meeting of the stockholders of Parent called for the purpose of voting on the Company Proposal, or any adjournment thereof.

        "Parent Preferred Stock" means the preferred stock, par value $.01 per share, of Parent.

        "Parent Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Parent or its subsidiaries.

        "Parent Reserve Report" means the Aries report on reserves and economics dated December 1, 2004, prepared by Parent and provided to the Company.

        "Parent Rights" means the preferred share purchase rights issued pursuant to the Parent Rights Agreement.

        "Parent Rights Agreement" means that certain Rights Agreement dated February 23, 2002 between Parent and UMB Bank, as Rights Agent.

        "Parent Subsidiary(ies)" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by Parent, or any limited partnership of which Parent or any Parent Subsidiary is a general partner.

        "Party" means each of the Company, Parent and Merger Sub.

        "Permitted Encumbrances" means: (a) Liens for Taxes, assessments or other governmental charges or levies (i) if the same shall not at the particular time in question be due and payable or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and (ii) provided that any of the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due and payable or are being contested in good faith by appropriate proceedings, provided that any of the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of any of the Target Companies or any of the Parent Companies, as applicable, or interfering with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1(a), Section 5.1(b), Section 5.2(a) or Section 5.2(b), as applicable, provided the effect thereof of any of such in existence as of the date hereof on the working and net revenue interest of the Target Companies or the Parent Companies, as applicable, has been properly reflected in its respective Ownership Interests; (i) any defects, irregularities or deficiencies in title to easements, rights of way or other surface use agreements that do not materially adversely affect the value of any asset of any of the Target Companies or any of the Parent Companies, as applicable; (j) Liens arising under or created pursuant to the Parent Bank Credit Agreement or the Company Bank Credit Agreement, as applicable; (k) Liens described on the applicable Disclosure Schedule; and, (l) defects in title which have not had, and would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable.

        "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

        "Proxy Statement/Prospectus" means a joint proxy statement in definitive form relating to the Company Meeting and the Parent Meeting, which proxy statement shall be included in the prospectus contained in the Registration Statement.

        "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

        "Registration Statement" means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

        "Responsible Officers" means (a) for the Company, Gary C. Evans, Richard R. Frazier and Brad Davis, and (b) for Parent, F. H. Merelli and Paul Korus.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series A Certificate" means a certificate representing shares of Series A Preferred Stock.

        "Series A Certificate of Designations, Preferences and Rights" means the Certificate of Designations, Preferences and Rights of Preferred Shares by Resolution of the Board of Directors Providing for Issue of Preferred Shares Designated as Series A Preferred Stock.

        "Series A Preferred Stock" means the Company's Series A Preferred Stock, $.001 par value per share, for which the Series A Certificate of Designations, Preferences and Rights was filed in the Office of the Secretary of State of the State of Nevada on May 21, 1993.

        "SOX" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

        "Target Companies" means the Company and each of the Company Subsidiaries.

        "Tax Return" means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, conservation, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.

        "Third-Party Consent" means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Authority.

        "West Dilley Prospect" means, jointly, the West Dilley Prospect and Hope Prospect referenced in the Series A Certificate of Designations, Preferences and Rights.

        Section 1.2    References and Titles.    All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry (including, without limitation, review of their files and inquiry of pertinent management personnel), to believe that the matter being represented and warranted is not true and accurate.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of this Agreement. Such merger is referred to herein as the "Merger."

        Section 2.2    Effect of the Merger.    Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Nevada. The Merger shall have the effects specified in this Agreement and the NRS.

        Section 2.3    Governing Instruments, Directors and Officers of the Surviving Corporation.

          (a)   The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          (c)   The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

        Section 2.4    Effect on Securities.

            (a)    Merger Sub Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of capital stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

            (b)    Parent Capital Stock.    At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.

            (c)    Company Securities.

              (i)    Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of Company Common Stock being converted into that number of shares of Parent Common Stock equal to the Conversion Number (the "Merger Consideration"). Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

              (ii)    Company Treasury Stock.    At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are issued and held directly by the Company as treasury stock shall be cancelled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be paid or payable in exchange therefor.

              (iii)    Company Stock Options.    Promptly after the date hereof, the Company shall use its commercially reasonable efforts to solicit the consent of the holders ("Option Consents") of the outstanding Company Stock Options which require holder consent to cancel such Company Stock Options (whether or not then exercisable) and the Company shall take such action as may be necessary with respect to outstanding Company Stock Options which do not require holder consent to cancel such Company Stock Options

      (whether or not then exercisable), to cancel the Company Stock Options effective as of the Effective Time in exchange for a single lump sum cash payment from the Company or, at Parent's option, Parent equal to the product of (i) the number of shares of Company Common Stock subject to each such Company Stock Option (whether or not then exercisable) immediately prior to the Effective Time and (ii) the excess, if any, of the closing price of Company Common Stock on the day prior to the Closing Date over the exercise price per share under each such Company Stock Option (less the amount of any withholding taxes that may be required with respect thereto). The Company shall use its commercially reasonable efforts to obtain any required Option Consents prior to the Closing Date, but notwithstanding any provision of this Agreement to the contrary, the failure to obtain any or all of such Option Consents shall not result in a failure of a condition to Closing. In the event that any required Option Consent with respect to a Company Stock Option is not obtained prior to the Closing Date, then each such outstanding Company Stock Option, whether vested or unvested, shall be assumed by Parent and shall continue to be subject to the same terms and conditions of the Company Stock Option agreement and the 2001 Stock Option Plan (as described in Section 3.16 of the Company Disclosure Schedule), together with amendments thereto, by which it is evidenced as of the Effective Time, except that from and after the Effective Time, each such Company Stock Option shall be converted into an option to purchase Parent Common Stock in a manner that meets the requirements of Treasury Regulation Section 1.424-1.

              (iv)    Company Warrants.    All Company Warrants shall remain outstanding (if outstanding in accordance with their currently existing terms) following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or any holder thereof, each Company Warrant shall be assumed by Parent and shall be exercisable for Parent Common Stock based on the Conversion Number but otherwise on substantially the same terms and conditions as apply immediately prior to the Effective Time.

              (v)    1996 Preferred.    Prior to the Effective Time and pursuant to Section 5.26, the Company shall cause each of the Company Subsidiaries that is Controlled By the Company and who owns shares of the 1996 Preferred to convert all of the issued and outstanding shares of the 1996 Preferred into shares of Company Common Stock, pursuant to the terms set forth in the certificate of designations for the 1996 Preferred.

              (vi)    Series A Preferred Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of Series A Preferred Stock being converted into that number of shares of Parent Common Stock equal to the quotient obtained by dividing 20 by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the "Series A Merger Consideration"). Each share of Series A Preferred Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Series A Certificate shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration, which shall be issued in the form of whole shares of Parent Common Stock to the extent possible and otherwise in fractional shares of Parent Common Stock (along with any unpaid dividends and distributions with respect to such whole or fractional shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

      Any fractional shares of Parent Common Stock issued pursuant to this Section 2.4(c)(vi) shall entitle the owner thereof to vote in the same manner as the holder of a whole share of Parent Common Stock but proportionately to the fractional interest. Parent shall (until the date referenced in the last sentence of Section 2.5(g)), if it so elects in its sole discretion, offer holders of such fractional shares of Parent Common Stock one or both of the following options: (1) the right to purchase an additional fraction of a share of Parent Common Stock (at the closing sales price of the Parent Common Stock on Parent's primary National Stock Exchange on the day immediately prior to holder's acceptance of such option) sufficient to provide the holder with a whole share and/or (2) the establishment of an agency arrangement which, on or prior to the date referenced in the last sentence of Section 2.5(g), combines fractional shares of participating holders of Parent Common Stock into whole shares, sells such shares for the account of the participating holders (to a party other than Parent, a Parent Subsidiary or an Affiliate of Parent) and then distributes the resulting sales proceeds to the participating holders in proportion to their contributed fractional share interests (with related transaction costs to be borne by Parent); provided, that the provisions of this sentence shall not preclude Parent from offering other alternatives to holders of fractional shares of Parent Common Stock and that, in no event, shall Parent effectively force holders of fractional shares of Parent Common Stock to receive cash in respect of such fractional shares.

              (vii)    Other Interests.    Except as provided in Section 2.4(c) or as otherwise agreed to by the Parties, the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target Companies shall become null and void without any payment of cash, or agreement therefor.

              (viii)    Shares of Dissenting Stockholders.    Any issued and outstanding shares of Series A Preferred Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the provisions of the NRS, which consideration, in any case, shall be paid by the Company or the Surviving Corporation (as opposed to the Parent); provided, however, shares of Series A Preferred Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in the NRS, shall be deemed to be converted, as of the Effective Time, into the right to receive the Series A Merger Consideration (without interest) in accordance with Section 2.4(c)(vi) and Section 2.5. The Company shall give Parent (A) prompt notice of any written assertions of dissenters' rights, withdrawals of such assertions and any other instruments served pursuant to the NRS received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to assertions of dissenters' rights under the NRS. The Company shall not voluntarily make any payment with respect to any assertions of dissenters' rights and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

        Section 2.5    Exchange of Certificates.

            (a)    Exchange Fund.    Immediately after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of (i) the holders of shares of Company Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration, and funds necessary to pay the cash amount for any fractional shares as specified in Section 2.5(e), in exchange for shares of Company Common Stock pursuant to Section 2.4(c)(i), and (ii) the holders of shares of

    Series A Preferred Stock and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock to be issued as Series A Merger Consideration, in exchange for shares of Series A Preferred Stock pursuant to Section 2.4(c)(vi). Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such funds, are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock to be issued or paid pursuant to Section 2.4(c)(i) (and the cash amount for any fractional shares as specified in Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) and Section 2.4(c)(vi) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

            (b)    Exchange Procedures.

              (i)    Common Stock.

              (1)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, which was converted into the right to receive the Merger Consideration pursuant to Section 2.4(c)(i), a letter of transmittal to be used to effect the exchange of such Company Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Company Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

              (2)   Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not theretofore delivered to Parent): (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.4(c)(i), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares, or unpaid dividends and distributions, if any, payable to holders of Company Certificates.

              (3)   In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

              (4)   Until surrendered as contemplated by this Section 2.5(b)(i), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in Section 2.4(c)(i) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

              (ii)    Series A Preferred Stock.

              (1)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to the extent such holder's mailing address is known, to each holder of record of a Series A Certificate that, immediately prior to the Effective Time, represented shares of Series A Preferred Stock, which was converted into the right to receive the Series A Merger Consideration pursuant to Section 2.4(c)(vi), a letter of transmittal to be used to effect the exchange of such Series A Certificate for a Parent Certificate, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Series A Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Series A Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

              (2)   Upon surrender to the Exchange Agent of a Series A Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not theretofore delivered to Parent): (A) the holder of such Series A Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.4(c)(vi) and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); and (B) the Series A Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Series A Merger Consideration or unpaid dividends and distributions, if any, payable to holders of Series A Certificates.

              (3)   In the event of a transfer of ownership of Series A Preferred Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Series A Certificate representing such shares of Series A Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

              (4)   Until surrendered as contemplated by this Section 2.5(b)(ii), each Series A Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in Section 2.4(c)(vi) (along with any unpaid dividends and distributions).

            (c)    Distributions with Respect to Unexchanged Shares.

              (i)    Common Stock.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable laws: (A) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (B) at the appropriate payment date, and, without duplicating any payment made under clause (A) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

              (ii)    Series A Preferred Stock.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Series A Certificate. Subject to the effect of applicable laws: (A) at the time of the surrender of a Series A Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (B) at the appropriate payment date, and, without duplicating any payment made under clause (A) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

            (d)    No Further Ownership Rights in Company Common Stock or Series A Preferred Stock.    All shares of Parent Common Stock issued as the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (together with any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. All shares of Parent Common Stock issued as the Series A Merger Consideration upon the surrender for exchange of shares of Series A Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series A Preferred Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Company Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate or Series A Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.5.

            (e)    Treatment of Fractional Shares.    Fractional shares, if any, of Parent Common Stock shall be issued in the Merger to a holder of Series A Preferred Stock in accordance with

    Section 2.4(c)(vi), no Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger to a holder of Company Common Stock and, except as provided in this Section 2.5(e), Section 2.4(c)(vi) or Section 2.5(c)(ii) no dividend or other distribution, stock split or interest shall relate to any such fractional share, and except as provided in Section 2.4(c)(vi) such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled, such holder, upon surrender of a Company Certificate as described in this Section 2.5, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, as part of the Exchange Fund, the amount of cash necessary to make such payments. The Parties acknowledge that such payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock to a holder of Company Common Stock was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of such fractional shares of Parent Common Stock.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of the Company for a period of six months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock (with respect to former holders of Company Common Stock) and any dividends or distributions with respect to Parent Common Stock (all without interest).

            (g)    No Liability.    Neither Parent, the Company, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of Company Common Stock or Series A Preferred Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Company Common Stock or Series A Preferred Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

            (h)    Lost, Stolen, or Destroyed Certificates.    If any Company Certificate or Series A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or Series A Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate or Series A Certificate, the Exchange Agent shall (i) issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement and (ii) issue in exchange for such lost, stolen or destroyed Series A Certificate the shares of Parent Common Stock (along with any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

        Section 2.6    Associated Rights.    References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of January 6, 1998 between the Company and Securities Transfer Corporation (the "Company Rights Agreement").

        Section 2.7    Withholding.    Each of Parent, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including Company Common Stock held as a result of the conversion of the 1996 Preferred prior to the Effective Time pursuant to Section 5.26) and any holder of Series A Preferred Stock such amounts as Parent, the Surviving Corporation, or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Series A Preferred Stock, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

        Section 2.8    Closing.    The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.

        Section 2.9    Effective Time of the Merger.    The Merger shall become effective immediately when the Articles of Merger and any other filings or recordings required under the NRS are accepted for filing by the Secretary of State of Nevada, or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"). As soon as practicable after the Closing, the Articles of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Articles of Merger may be filed prior to the Closing Date or prior to the Closing so long as they provide for an effective time that occurs on the Closing Date immediately after the Closing.

        Section 2.10    Taking of Necessary Action; Further Action.    Subject to the other terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the NRS as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows, except as set forth, specifically with reference to a particular section below, on the Company Disclosure Schedule:

        Section 3.1    Organization.    Each of the Target Companies: (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Accurate and complete copies of the certificate of incorporation, bylaws, minute books and/or other organizational documents of each of the Target Companies have heretofore been delivered to Parent. The Company has no corporate or other subsidiaries other than the Company Subsidiaries.

        Section 3.2    Other Equity Interests.    None of the Target Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than the Company Subsidiaries or as listed on the Company Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Target Companies, taken as a whole, and that do not entail any material liabilities).

        Section 3.3    Authority and Enforceability.    The Company has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        Section 3.4    No Violations.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Target Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Target Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Target Companies, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Target Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Company Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        Section 3.5    Consents and Approvals.    No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to applicable provisions of the NRS; (c) the filing of a pre-merger notification report by the Company as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (y) the valid approval of the Company Proposal by the stockholders of the Company, and (z) any consent, approval or waiver required by the terms of the Company Bank Credit Agreement.

        Section 3.6    SEC Documents.    The Company (i) has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2001, and prior to the date of this Agreement (and any amendments thereto), including exhibits and other information incorporated therein (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, and (ii) has delivered to Parent a true and complete copy of all correspondence between the SEC and any of the Target Companies since January 1, 2003. Each of the Company SEC Documents was timely filed with the SEC. As of their respective dates, each of the Company SEC Documents, as amended (including the financial statements and schedules provided therein or incorporated by reference therein) (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.7    Financial Statements.    The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present (in the case of the unaudited statements, subject to normal, recurring adjustments) the consolidated financial position of the Company and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its subsidiaries for the periods presented therein. The books and records of the Target Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLC is an independent public accounting firm with respect to the Target Companies and has not resigned or been dismissed by the Target Companies from such capacity.

        Section 3.8    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, 216,000 shares of which have been designated as Series A Preferred Stock, 925,000 shares of which have been designated as Series B Preferred Stock (the "Series B Preferred"), 625,000 shares of which have been designated as Series C Preferred Stock (the "Series C Preferred"), 1,000,000 shares of which have been designated as 1996 Series A Convertible Preferred Stock (the "1996 Preferred"), 500,000 shares of which have been designated as 1998 Series A Junior Participating Preferred Stock (the "1998 Preferred") and 50,000 shares of which have been designated as 1999 Series A 8% Convertible Preferred Stock (the "1999 Preferred").

          (b)   As of the close of business on January 24, 2005, there were (i) 91,469,696 issued and outstanding shares of Company Common Stock (including 2,163,992 shares of Company Common Stock held by the KSOP (as herein defined) and including 3,926,034 shares of Company Common Stock held directly or indirectly by the Company as treasury stock), (ii) 80,000 issued and outstanding shares of Series A Preferred Stock, (iii) no shares of the Series B Preferred issued or outstanding, (iv) no shares of the Series C Preferred issued or outstanding, (v) 1,000,000 shares of the 1996 Preferred issued and outstanding, (vi) no shares of the 1998 Preferred issued or outstanding, (vii) no shares of the 1999 Preferred issued or outstanding, (viii) Company Stock Options that were issued and outstanding relating to 5,673,002 shares of Company Common Stock, (ix) reserved for issuance up to 10,255,000 shares of Company Common Stock upon conversion of the Company Convertible Notes (assuming the Company Convertible Notes were to be converted as of January 24, 2005 and the Ten Day Average Closing Stock Price (as defined in the indenture relating to the Company Convertible Notes) were calculated for the period ended January 24, 2005, the number of shares of Company Common Stock issuable upon the conversion of the Company Convertible Notes would be 353,366), and (x) Company Warrants relating to 7,228,457 shares of Company Common Stock that were issued and outstanding. As of the close of business on January 24, 2005 and as of the date hereof, 3,926,034 shares of Company Common Stock were issued and held directly or indirectly by the Company as treasury stock and no shares of Company Preferred Stock were issued and held directly by the Company as treasury stock. As of the close of business on January 24, 2005 and as of the date hereof, shares of Company Common Stock were issued and held by a Company Subsidiary or Affiliate of the Company and 1,000,000 shares of the 1996 Preferred were issued and held by Company Subsidiaries that are Controlled By the Company, which represents all the issued and outstanding shares of the 1996 Preferred.

          (c)   Except as set forth in Section 3.8(b), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, (iii) no stock appreciation rights or phantom stock rights to which any of the Target Companies are obligated and (iv) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d)   All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no shares of Company capital stock reserved for issuance.

          (e)   All outstanding shares of capital stock and other voting securities of each of the corporate Company Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Target Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any Company Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Company Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary) or obligating any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (f)    There is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Target Companies. There are no bonds, debentures, notes or other indebtedness of the Target Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of any of the Target Companies may vote.

          (g)   None of the Target Companies is obligated to redeem or otherwise repurchase any of its capital stock.

          (h)   The Company is in compliance with the applicable listing rules of the New York Stock Exchange and has not, since January 1, 2003, received any notice from the New York Stock Exchange asserting any non-compliance with such rules.

          (i)    Following the Effective Time, there shall be no securities of any of the Surviving Corporation, the Target Companies or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Surviving Corporation or any of the Target Companies.

          (j)    The Board of Directors has made an irrevocable determination that an event similar to the commencement of a tender or exchange offer which would, if successful, result in a Change of Control (as defined in the Company's stock option agreements) has occurred and would, if consummated, materially alter the structure or business of the Company.

          (k)   The exercise price for the Company Warrants is $15.00 per share of Company Common Stock. The conversion price of the Company Convertible Notes is, as of the date of this Agreement, $12.19 per share of Company Common Stock which price will be adjusted immediately following the TEL Distribution pursuant to the terms of the indenture relating to the Company Convertible Notes. For example, based on an average closing price for Company Common Stock for the 20-trading day period ended January 18, 2005 of $12.427, and the closing price of the TEL Units on January 18, 2005 of $10.395, the revised conversion price would be $12.032.

          (l)    There have never been any liquidation proceeds of any kind regarding the West Dilley Prospect. There are no accrued or unpaid dividends on the Series A Preferred Stock.

        Section 3.9    No Undisclosed Liabilities.    There are no material liabilities of any of the Target Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities adequately provided for in the Company Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2004, (c) liabilities under this Agreement, and (d) liabilities set forth on Section 3.9 of the Company Disclosure Schedule.

        Section 3.10    Absence of Certain Changes or Events.    Except as specifically contemplated by this Agreement, since September 30, 2004, none of the Target Companies has done any of the following:

          (a)   Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

          (b)   Paid or declared any dividends or distributions (other than in relation to the TEL Distribution), purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders (except as relates to the conversion of the 1996 Preferred in accordance with Section 5.26), made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (c)   Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

          (d)   Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties (including, without limitation, any standstill agreements);

          (e)   Amended its articles of incorporation, bylaws or other organizational documents;

          (f)    Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Company Material Agreement;

          (g)   Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of the Company that, individually or in the aggregate, had a value of $1,000,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $1,000,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

          (h)   Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $1,000,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

          (i)    Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business and consistent with past practices) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Target Companies;

          (j)    Made any material change in any of the accounting principles followed by it or the method of applying such principles;

          (k)   Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

          (l)    Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to (or entered into severance or retention arrangements of any type with) any officer, director or employee of any of the Target Companies (except in the ordinary course of business and consistent with past practices);

          (m)  Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1,000,000 in the aggregate (other than pursuant to the Company Bank Credit Agreement);

          (n)   Delayed, postponed or accelerated the payment of accounts payable or other liabilities (except in the ordinary course of business and consistent with past practices);

          (o)   Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000 in the aggregate (except in the ordinary course of business and consistent with past practices);

          (p)   Except as relates to the conversion of the 1996 Preferred in accordance with Section 5.26, issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (or reduced the exercise or conversion price or extended the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities);

          (q)   Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and consistent with past practices and not involving more than $100,000 in the aggregate);

          (r)   Made or pledged to make any charitable or other capital contribution outside the ordinary course of business and consistent with past practices;

          (s)   Made or committed to make capital expenditures in excess of $195,000,000 in the aggregate;

          (t)    Made or changed any material Tax election or settled or compromised any material income Tax liability;

          (u)   Entered into, modified or amended any Derivative Transaction;

          (v)   Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Target Companies (except in the ordinary course of business and consistent with past practices);

          (w)  Entered into any transaction with an Affiliate (except in the ordinary course of business and consistent with past practices);

          (x)   Agreed, whether in writing or otherwise, to do any of the foregoing; or

          (y)   Suffered any Material Adverse Effect.

        Section 3.11    Compliance with Laws, Material Agreements and Permits.    None of the Target Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Company Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Target Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("Company Permits"), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company Permits shall be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Target Companies is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to any of the Target Companies is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Agreement is in material breach of the terms, provisions or conditions of such Company Material Agreement. Each Company Material Agreement (other than those listed in the Company's Form 10-K for the year ended December 31, 2003, or in subsequent filings, as an exhibit to the Company SEC Documents) is listed on Section 3.11 of the Company Disclosure Schedule.

        Section 3.12    Governmental Regulation.    None of the Target Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

        Section 3.13    Litigation.    (a) No litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against any of the Target Companies or their respective assets which could reasonably be expected to have a Material Adverse Effect on the Company; and (b) none of the Target Companies is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting any of the Target Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.

        Section 3.14    No Restrictions.    None of the Target Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Company Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Company Financial Statements and, with respect to any indebtedness that is material (individually or, together with related items, in the aggregate) listed in Section 3.14 of the Company Disclosure Schedule, (ii) under the Company Bank Credit Agreement, or (iii) incurred in the ordinary course of business consistent with past practices since September 30, 2004), unless such indebtedness is not material (individually or, together with related items, in the aggregate) to the Target Companies taken as a whole; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Company Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Company Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature. The amount of the guaranty by Company under the Continuing Guaranty by the Company to Compass Bank, dated December 20, 2004, with respect to indebtedness of Metrix Networks, Inc., does not exceed $500,000, in terms of its total commitment or its current guaranty.

        Section 3.15    Taxes.

          (a)   Each of the Target Companies and any affiliated, consolidated, combined, aggregated, or unitary group of which any such entity is or was a member has (i) timely filed in accordance with applicable law all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), (ii) timely paid all Taxes required to be paid by it (whether shown on a Tax Return or not) other than Taxes that are not yet due, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b)   (i) No audits or other administrative or court proceedings are presently pending with regard to any material Taxes for which any of the Target Companies would be liable; and (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Target Companies would be liable.

          (c)   (i) There are no Liens on any of the assets of the Target Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) none of the Target Companies has any liability for the Taxes of any other Person (other than one or more of the Target Companies) under Treasury Regulation Section 1.1502-6 (or any analogous state, local or foreign law), as a successor or transferee, or by contract; and (iii) none of the Target Companies is a party to or bound by any Tax sharing, allocation, indemnification, or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among two or more of the Target Companies).

          (d)   The amount of liability for unpaid Taxes of the Target Companies does not, in the aggregate, materially exceed the amount of the liability accruals and reserves for Taxes reflected on the Company Financial Statements. None of the Target Companies shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

          (e)   (i) None of the Target Companies is required to treat any of its assets as owned by another person for United States federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) none of the Target Companies has participated in any international boycott as defined in Section 999 of the Code; and (iii) none of the Target Companies has or has ever conducted branch operations in any foreign country within the meaning of Treasury Regulation Section 1.367(a)-6T.

          (f)    No shareholder of the Company that is a Non-U.S. Holder has owned more than five percent of any class of the outstanding stock of the Company at any time during the immediately preceding five-year period.

          (g)   None of the Target Companies has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two-year period ending on the date of this Agreement or (ii) in a distribution that could, in conjunction with the Merger, otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

          (h)   None of the Target Companies has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions" as defined in Treasury Regulation Section 1.6011-4(b)(1) or similar provision of state law.

          (i)    Within the last three years, neither the Company nor any of its Affiliates has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

          (j)    All of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for United States federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2.

        Section 3.16    Employee Benefit Plans.

          (a)   Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), or in which any employee or co-employee of any of the Target Companies participates or is covered, that together with the Company would be considered affiliated with the Company or any Company ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company or any Company ERISA Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Company Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above (each, a "Company Benefit Program or Agreement") (the Company Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Company Employee Benefit Plans").

          (b)   True, correct and complete copies of each of the Company Plans and related trusts, if applicable, including all amendments thereto, have been delivered to Parent. There has also been delivered to Parent, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description and summaries of material modifications thereto. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been delivered to Parent.

          (c)   (i) None of the Company, any Company ERISA Affiliate or any entity that, at any time during the past six years, was required to be treated as a single employer together with the Company or a Company ERISA Affiliate pursuant to Section 414 of the Code contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of the Company, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a current favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of the Company, there is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"); (xi) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety (otherwise than with respect to outstanding shares) without any liability or other obligation; (xiii) the Company and the Company ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither the Company nor any of the Company ERISA Affiliates or any present or former director, officer, employee or other agent of the Company or any of the Company ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company ERISA Affiliates or Parent which will be binding upon or enforceable against Parent or the Company after the Effective Time.

          (d)   No employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

          (e)   With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Target Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Target Companies, which obligations are reasonably likely to have a Material Adverse Effect on the Company.

          (f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in any payment becoming due to any employee or group of employees of any of the Target Companies.

          (g)   No amounts payable or that could become payable under any Company Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise shall fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

        Section 3.17    Employment Contracts and Benefits.    Except as otherwise provided for in any Company Employee Benefit Plan: (a) none of the Target Companies is subject to or obligated under any consulting, employment, severance, retention, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Target Companies or any other Person; and (b) no employee of any of the Target Companies or any other Person owns, or has any right granted by any of the Target Companies to acquire, any interest in any of the assets or business of any of the Target Companies.

        Section 3.18    Labor Matters.

          (a)   No employees of any of the Target Companies are represented by any labor organization. No labor organization or group of employees of any of the Target Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Target Companies pending with any labor organization or group of employees of any of the Target Companies.

          (b)   Each of the Target Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 3.19    Insurance.    Each of the Target Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in Section 3.19 of the Company Disclosure Schedule) in such amounts and covering such risks as are in accordance with prudent industry practice for companies engaged in businesses of a size and scope similar to those of the Target Companies and owning properties in the same general area in which the Target Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Target Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. (a) There are no outstanding claims under any such policies or binders and, to the knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Target Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received or threatened; and (c) there are no performance bonds outstanding with respect to any of the Target Companies.

        Section 3.20    Intellectual Property.    There is no intellectual or intangible property (including, without limitation, legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information) that is necessary for the operation, or continued operation, of the business of any of the Target Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Target

Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the Target Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, and none of the Target Companies has received any claim regarding such conflict, infringement or violation, except where (in either case) any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.21    Title to Assets.    The Target Companies (individually or collectively) have Defensible Title to (i) the Oil and Gas Interests of the Company included or reflected in the Target Companies' Ownership Interests, (ii) the Target Companies' gas plants and gas gathering systems referenced in the Company SEC Documents and (iii) all other assets of the Target Companies (other than in the case of this item (iii) those assets for which the failure to have Defensible Title would not, individually or in the aggregate, result in Material Adverse Effect on the Target Companies, taken as a whole). Each Oil and Gas Interest included or reflected in the Company's Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of the Target Companies of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) the Target Companies' Ownership Interests. The oil and gas leases and other agreements that provide the Target Companies with operating rights in the Oil and Gas Interests included or reflected in the Target Companies' Ownership Interests are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except in each case as have not had, and would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

        Section 3.22    Oil and Gas Operations.

          (a)   All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   Proceeds from the sale of Hydrocarbons produced from the Company's Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

          (c)   None of the Target Companies has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Target Companies are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

          (d)   No claim, notice or order from any Governmental Authority or other Person has been received by any of the Target Companies due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Oil and Gas Interests of the Company, except any such violations which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Target Companies.

          (e)   All material operating equipment owned or leased by the Target Companies is, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

        Section 3.23    Oil and Gas Reserves.    The factual, non-interpretive data related to oil and gas reserves reflected in the Company Reserve Report was, as of the date of the Company Reserve Report, accurate in all material respects.

        Section 3.24    Derivative Transactions and Hedging.    Section 3.24 of the Company Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Target Companies) entered into by the Target Companies or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Target Companies. The Target Companies have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

        Section 3.25    Natural Gas Act.    Any gas gathering system constituting a part of the properties of the Target Companies has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the Natural Gas Act (the "NGA"); none of the properties has been or is certificated by the Federal Energy Regulatory Commission (the "FERC") under Section 7(c) of the NGA or to the knowledge of the Company is now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the NGA.

        Section 3.26    Environmental Matters.

          (a)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies is subject to any liability or obligation (accrued, contingent, or otherwise) to investigate, cleanup, correct, abate, or take any response, remedial or corrective action under Environmental Laws relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated, or used by the Target Companies or any predecessor at the present time or in the past, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials, whether on-site or off-site.

          (b)   Except as would not result in a Material Adverse Effect on the Company, all permits, notices, approvals and authorizations required to be obtained or filed in connection with the operation of the Target Companies' business or the operation or use of any property owned, leased, or operated by the Target Companies have been obtained or filed and are currently in effect, and the Target Companies are in compliance with the terms and conditions of such permits, notices, approvals and authorizations.

          (c)   Except as would not result in a Material Adverse Effect on the Company, each of the Target Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

          (d)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies has been notified by any Governmental Authority or other Person or is otherwise aware that any of the current or prior operations or assets of any of the Target

  Companies is the subject of any investigation or inquiry by any Governmental Authority or other Person under Environmental Laws;

          (e)   Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies and, to the knowledge of the Company, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Target Companies is responsible for a release or threatened release into the environment, or the improper handling, generation, treatment, storage, disposal or recycling, of any Hazardous Material, on any property now or previously owned, leased or operated by any of the Target Companies or (ii) any Hazardous Material is improperly handled, generated, treated, stored, disposed of, or recycled upon any property now or previously owned, leased or operated by any of the Target Companies;

          (f)    None of the Target Companies has any liability in excess of $1,000,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, treatment, storage, disposal, or recycling of any Hazardous Material;

          (g)   Except as would not result in a Material Adverse Effect on the Company, there are no pending, or to the knowledge of Company threatened, claims, complaints, notices, inquiries or requests for information involving any matter which remains unresolved (i) under Environmental Laws against any person whose liability for environmental matters any Target Company has retained or assumed either contractually or by operation of law, or (ii) with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law against any Target Company relating to operations or conditions of any facilities or property (including off-site treatment, storage, disposal, or recycling of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;

          (h)   No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;

          (i)    To the knowledge of the Company, none of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 in the aggregate against any of the Target Companies for investigation, removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (j)    Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

          (k)   Except as would not result in a Material Adverse Effect on the Company, to the knowledge of the Company, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies;

          (l)    Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies is operating, or required to be operating, any of its properties or facilities under any order, compliance or consent order, injunction, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;

          (m)  Except as would not result in a Material Adverse Effect on the Company, none of the Target Companies has assumed contractually, or to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under Environmental Laws;

          (n)   Except as would not result in a Material Adverse Effect on the Company, the Company is not aware of any environmental conditions or circumstances that form, or are reasonably likely to give rise to, a claim against any Target Company or any Person whose liability for such claim any Target Company has retained or assumed contractually or by operation of law.

          (o)   Except as would not result in a Material Adverse Effect on the Company, no Target Company is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by a Target Company or regarding properties currently or formerly owned, leased or operated by a Target Company.

          (p)   No Target Company is required by virtue of the transactions contemplated by this Agreement to perform an environmental site assessment or to remove or remediate any Hazardous Materials.

          (q)   The Company has provided or made available to Parent copies of all contracts in which a Target Company has retained, assumed, or provided indemnification for liabilities for environmental matters and all material environmental permits, notices, approvals, authorizations, claims, complaints, inquiries, requests for information, orders, compliance or consent orders, injunctions, decrees, agreements, reports, data, studies, results of investigations, audits, assessments, evaluations and correspondence in the possession, custody or control of any of the Target Companies.

        Section 3.27    Books and Records.    All books, records and files of the Target Companies (including those pertaining to the Company's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Target Companies of their respective assets.

        Section 3.28    Brokers.    No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of any of the Target Companies and for which Parent, Merger Sub or any of the Target Companies shall have any obligation or liability.

        Section 3.29    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

        Section 3.30    State Takeover Laws.    The Company has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the NRS.

        Section 3.31    Affiliate Transactions.    Section 3.31 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Target Companies, taken as a whole and (c) are not Company Plans.

        Section 3.32    Disclosure Controls and Procedures.    Since January 1, 2003, the Company and each of its subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Neither the Company nor its independent auditors have identified any "significant deficiencies" or "material weaknesses" in the Company's or any of its subsidiaries' internal controls as contemplated under Section 404 of SOX. The Company has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Company's internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of the Company, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Company's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness or significant deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

        Section 3.33    Rights Agreement.    The Company has taken all necessary action (including, if required, amending the Company Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Parent Common Stock pursuant to the consummation of the Merger and the other transactions contemplated hereby do not and will not enable or require the Company Rights to be exercised or distributed.

        Section 3.34    Opinion of Financial Advisor.    The Company has received opinions of Deutsche Bank and Merrill Lynch to the effect that, as of the date of this Agreement, the Conversion Number is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which has been delivered to Parent. The Company has received the approval of such financial advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to such advisor's review thereof as presented in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows, except as set forth, specifically with reference to a particular section below, on the Parent Disclosure Schedule:

        Section 4.1    Organization.    Each of the Parent Companies: (a) is a corporation or other entity, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Accurate and complete copies of the articles of incorporation, minute books, other organizational documents and/or bylaws of each of the Parent Companies have heretofore been delivered to the Company. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.

        Section 4.2    Other Equity Interests.    None of the Parent Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than the Parent Subsidiaries or as listed on the Parent Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Parent Companies, taken as a whole, and that do not entail any material liabilities).

        Section 4.3    Authority and Enforceability.    Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the Board of Directors of Parent and the Board of Directors and stockholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of Parent, and assuming that this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

        Section 4.4    No Violations.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

        Section 4.5    Consents and Approvals.    No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Parent Companies in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to applicable provisions of the NRS; (c) the filing of a pre-merger notification report by Parent as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with a National Stock Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant to the Merger and the obtaining from such exchange of its approvals thereof; (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (y) the valid approval of the Company Proposal (including the issuance of the Parent Common Stock in the Merger) by the stockholders of Parent, and (z) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.

        Section 4.6    SEC Documents.    Parent (i) has made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since September 30, 2002, (and by Key Production Company, Inc. from January 1, 2001 to September 30, 2002) and prior to the date of this Agreement and any amendments thereto, including exhibits and other information incorporated therein (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, and (ii) has delivered to the Company a true and complete copy of all correspondence between the SEC and any of the Parent Companies since January 1, 2003. Each of the Parent SEC Documents was timely filed with the SEC. As of their respective dates, each of the Parent SEC Documents, as amended (including the financial statements and schedules provided therein or incorporated by reference therein) (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.7    Financial Statements.    The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present (in the case of the unaudited statements, subject to normal, recurring adjustments) the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein. The books and records of the Parent Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP is an independent public accounting firm with respect to the Parent Companies and has not resigned or been dismissed by the Parent Companies from such capacity.

        Section 4.8    Capital Structure.

          (a)   The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 15,000,000 shares of Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

          (b)   As of the close of business on January 24, 2005, there are issued and outstanding 41,736,475 shares of Parent Common Stock and no shares of Parent Preferred Stock. 2,648,204 shares of Parent Common Stock are issuable upon exercise of outstanding stock options. As of the date hereof, no shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent as treasury stock.

          (c)   Except as set forth in Section 4.8(b), there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, (iii) no stock appreciation rights or phantom stock rights to which any of the Parent Companies are obligated and (iv) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d)   All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of the Company Stock Options and Company Warrants will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no shares of Parent capital stock reserved for issuance.

          (e)   1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent. All outstanding shares of capital stock and other voting securities of Merger Sub and of each of the other corporate Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (f)    There is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies. There are no bonds, debentures, notes or other indebtedness of the Parent Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of any of the Parent Companies may vote.

          (g)   None of the Parent Companies is obligated to redeem or otherwise repurchase any of its capital stock.

          (h)   Parent is in compliance with the applicable listing rules of the New York Stock Exchange and has not, since January 1, 2003, received any notice from the New York Stock Exchange asserting any non-compliance with such rules.

        Section 4.9    No Undisclosed Liabilities.    There are no material liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2004, (c) liabilities under this Agreement, and (d) liabilities set forth on Section 4.9 of the Parent Disclosure Schedule.

        Section 4.10    Absence of Certain Changes or Events.    Except as specifically contemplated by this Agreement, since September 30, 2004, none of the Parent Companies has done any of the following:

          (a)   Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

          (b)   Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (c)   Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

          (d)   Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties (including, without limitation, any standstill agreements);

          (e)   Amended its certificate or articles of incorporation, bylaws or other organizational documents;

          (f)    Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;

          (g)   Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Parent that, individually or in the aggregate, had a value of $1,000,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $1,000,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

          (h)   Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $1,000,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

          (i)    Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business and consistent with past practices) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;

          (j)    Made any material change in any of the accounting principles followed by it or the method of applying such principles;

          (k)   Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

          (l)    Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to (or entered into severance or retention arrangements of any type with) any officer, director or employee of any of the Parent Companies (except in the ordinary course of business and consistent with past practices);

          (m)  Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1,000,000 in the aggregate (other than pursuant to the Parent Bank Credit Agreement);

          (n)   Delayed, postponed or accelerated the payment of accounts payable or other liabilities (except in the ordinary course of business and consistent with past practices);

          (o)   Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000 in the aggregate (except in the ordinary course of business and consistent with past practices);

          (p)   Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (or reduced the exercise or conversion price or extended the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities);

          (q)   Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and consistent with past practices and not involving more than $100,000 in the aggregate);

          (r)   Made or pledged to make any charitable or other capital contribution outside the ordinary course of business and consistent with past practices;

          (s)   Made or committed to make capital expenditures in excess of $150,000,000 in the aggregate;

          (t)    Made or changed any material Tax election or settled or compromised any material income Tax liability;

          (u)   Entered into, modified or amended any Derivative Transaction;

          (v)   Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Parent Companies (except in the ordinary course of business and consistent with past practices);

          (w)  Entered into any transaction with an Affiliate (except in the ordinary course of business and consistent with past practices);

          (x)   Agreed, whether in writing or otherwise, to do any of the foregoing; or

          (y)   Suffered any Material Adverse Effect.

        Section 4.11    Compliance with Laws, Material Agreements and Permits.    None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("Parent Permits"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits shall be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement. Each Parent Material Agreement (other than those listed in Parent's Form 10-K for the year ended December 31, 2003, or in subsequent filings, as an exhibit to the Parent SEC Documents) is listed on Section 4.11 of the Parent Disclosure Schedule.

        Section 4.12    Governmental Regulation.    No Parent Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

        Section 4.13    Litigation.    (a) No litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which could reasonably be expected to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.

        Section 4.14    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

        Section 4.15    No Restrictions.    None of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements and, with respect to any indebtedness that is material (individually or, together with related items, in the aggregate) listed in Section 4.15 of the Parent Disclosure Schedule, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business consistent with past practices since September 30, 2004) unless such indebtedness is not material (individually or, together with related items, in the aggregate) to the Parent Companies taken as a whole; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

        Section 4.16    Taxes.

          (a)   Each of the Parent Companies and any affiliated, consolidated, combined, aggregated, or unitary group of which any such entity is or was a member has: (i) timely filed in accordance with the applicable law all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), (ii) timely paid all Taxes required to be paid by it (whether shown on a Tax Return or not) other than Taxes that are not yet due, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b)   (i) No audits or other administrative or court proceedings are presently pending with regard to any material Taxes for which any of the Parent Companies would be liable; and (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Parent Companies would be liable.

          (c)   (i) There are no Liens on any of the assets of the Parent Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no Parent Company has any liability for the Taxes of any other Person (other than one or more of the Parent Companies) under Treasury Regulation Section 1.1502-6 (or any analogous state, local or foreign law), as a successor or transferee, or by contract; and (iii) no Parent Company is a party to or bound by any Tax sharing, allocation, indemnification, or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among two or more of the Parent Companies).

          (d)   The amount of liability for unpaid Taxes of the Parent Companies does not, in the aggregate, materially exceed the amount of the liability accruals and reserves for Taxes reflected on the Parent Financial Statements. None of the Parent Companies shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

          (e)   (i) no Parent Company is required to treat any of its assets as owned by another person for United States federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) no Parent Company has participated in any international boycott as defined in Section 999 of the Code; and (iii) no Parent Company has or has ever conducted branch operations in any foreign country within the meaning of Treasury Regulation Section 1.367(a)-6T.

          (f)    No shareholder of Parent that is a Non-U.S. Holder has owned more than five percent of any class of the outstanding stock of Parent at any time during the immediately preceding five-year period.

          (g)   None of the Parent Companies has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two-year period ending on the date of this Agreement or (ii) in a distribution that could, in conjunction with the Merger, otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

          (h)   None of the Parent Companies has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions" as defined in Treasury Regulation Section 1.6011-4(b)(1) or similar provision of state law.

          (i)    Within the last three years, neither Parent nor any of its Affiliates has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

          (j)    All of the transactions which Parent has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for United States federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2.

        Section 4.17    Employee Benefit Plans.

          (a)   Section 4.17 of the Parent Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), or in which any employee or co-employee of any of the Parent Companies participates or is covered, that together with Parent would be considered affiliated with Parent or any Parent ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of Parent or any Parent ERISA Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Parent Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above (each, a "Parent Benefit Program or Agreement") (the Parent Plans and Parent Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Parent Employee Benefit Plans").

          (b)   True, correct and complete copies of each of the Parent Plans and related trusts, if applicable, including all amendments thereto, have been delivered to the Company. There has also been delivered to the Company, with respect to each Parent Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description and summaries of material modifications thereto. True, correct and complete copies or descriptions of all Parent Benefit Programs or Agreements have also been delivered to the Company.

          (c)   (i) None of Parent, any Parent ERISA Affiliate or any entity that, at any time during the past six years, was required to be treated as a single employer together with Parent or a Parent ERISA Affiliate pursuant to Section 414 of the Code contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of Parent and the Parent ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Parent Employee Benefit Plans, and, to the knowledge of Parent, there have been no defaults or violations by any other party to the Parent Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Parent Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Parent Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Parent Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a current favorable determination letter from the IRS regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, contemplated or threatened against, or with respect to, any of the Parent Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Parent Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Parent Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Parent Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Parent or any Parent ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Parent, there is no matter pending with respect to any of the Parent Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Parent Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety (otherwise than with respect to outstanding shares) without any liability or other obligation; (xiii) Parent and the Parent ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Parent Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither Parent nor any of the Parent

  ERISA Affiliates or any present or former director, officer, employee or other agent of Parent or any of the Parent ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Parent, any of the Parent ERISA Affiliates or the Company which will be binding upon or enforceable against Parent or the Company after the Effective Time.

          (d)   No employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

          (e)   (i) With respect to the Parent Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Parent Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Parent under ERISA, the Code or any other applicable law; and (ii) with respect to the Parent Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent Companies, which obligations are reasonably likely to have a Material Adverse Effect on Parent.

          (f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in any payment becoming due to any employee or group of employees of any of the Parent Companies.

          (g)   No amounts payable or that could become payable under any Parent Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise shall fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

        Section 4.18    Employment Contracts and Benefits.    Except as otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, retention, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

        Section 4.19    Labor Matters.

          (a)   No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies.

          (b)   Each of the Parent Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security

  Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        Section 4.20    Insurance.    Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in Section 4.20 of the Parent Disclosure Schedule) in such amounts and covering such risks as are in accordance with prudent industry practice for companies engaged in businesses of a size and scope similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. (a) There are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received or threatened; and (c) there are no performance bonds outstanding with respect to any of the Parent Companies.

        Section 4.21    Intellectual Property.    There is no intellectual or intangible property (including, without limitation, legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information) that is necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the Parent Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, and none of the Parent Companies has received any claim regarding such conflict, infringement or violation, except where (in either case) any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 4.22    Title to Assets.    The Parent Companies (individually or collectively) have Defensible Title to (i) the Oil and Gas Interests of the Parent Companies included or reflected in the Parent Companies' Ownership Interests and (ii) all other assets of the Parent Companies (other than in the case of this item (ii) those assets for which the failure to have Defensible Title would not, individually or in the aggregate, result in Material Adverse Effect on the Parent Companies, taken as a whole). Each Oil and Gas Interest included or reflected in the Parent Companies' Ownership Interests entitles the Parent Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) Parent Companies' Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Parent Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) Parent Companies' Ownership Interests. The oil and gas leases and other agreements that provide the Parent Companies with operating rights in the Oil and Gas Interests included or reflected in the Parent Companies' Ownership Interests are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except in each case as have not had, and would not reasonably be expected to have or result in a Material Adverse Effect on Parent.

        Section 4.23    Oil and Gas Operations.

          (a)   All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)   Proceeds from the sale of Hydrocarbons produced from Parent's Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

          (c)   None of the Parent Companies has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Parent Companies are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

          (d)   No claim, notice or order from any Governmental Authority or other Person has been received by any of the Parent Companies due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Oil and Gas Interests of the Parent Companies, except any such violations which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Parent Companies.

          (e)   All material operating equipment owned or leased by the Parent Companies is, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

        Section 4.24    Oil and Gas Reserves.    The factual, non-interpretive data related to oil and gas reserves reflected in the Parent Reserve Report was, as of the date of the Parent Reserve Report, accurate in all material respects.

        Section 4.25    Derivative Transactions and Hedging.    Section 4.25 of the Parent Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Parent Companies) entered into by the Parent Companies or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Parent Companies. The Parent Companies have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

        Section 4.26    Natural Gas Act.    Any gas gathering system constituting a part of the properties of the Parent Companies has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the NGA; none of the properties has been or is certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the NGA.

        Section 4.27    Environmental Matters.

          (a)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies is subject to any liability or obligation (accrued, contingent, or otherwise) to investigate, cleanup, correct, abate, or take any response, remedial or corrective action under Environmental Laws relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated, or used by the Parent Companies or any predecessor at the present time or in the past, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials, whether on-site or off-site.

          (b)   Except as would not result in a Material Adverse Effect on Parent, all permits, notices, approvals and authorizations required to be obtained or filed in connection with the operation of the Parent Companies' business or the operation or use of any property owned, leased, or operated by the Parent Companies have been obtained or filed and are currently in effect, and the Parent Companies are in compliance with the terms and conditions of such permits, notices, approvals and authorizations.

          (c)   Except as would not result in a Material Adverse Effect on Parent, each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

          (d)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies has been notified by any Governmental Authority or other Person or is otherwise aware that any of the current or prior operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other Person under Environmental Laws;

          (e)   Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies and, to the knowledge of Parent, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for release or threatened release into the environment, or the improper handling, generation, treatment, storage, disposal or recycling, of any Hazardous Material, on any property now or previously owned, leased or operated by any of the Parent Companies; or (ii) any Hazardous Material is improperly handled, generated, treated, stored, disposed of, or recycled upon any property now or previously owned, leased or operated by any of the Parent Companies;

          (f)    None of the Parent Companies has any liability in excess of $1,000,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, treatment, storage, disposal, or recycling of any Hazardous Material;

          (g)   Except as would not result in a Material Adverse Effect on the Parent, there are no pending, or to the knowledge of Parent threatened claims, complaints, notices, inquiries or requests for information involving any matter which remains unresolved (i) under Environmental Laws against any person whose liability for environmental matters any Parent Company has retained or assumed either contractually or by operation of law, or (ii) with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law against any Parent Company relating to operations or conditions of any facilities or property (including off-site treatment, storage, disposal, or recycling of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;

          (h)   No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;

          (i)    To the knowledge of Parent, none of the Parent Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 in the aggregate against any of the Parent Companies for investigation, removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (j)    Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

          (k)   Except as would not result in a Material Adverse Effect on Parent, to the knowledge of Parent, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Parent Companies;

          (l)    Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies is operating, or required to be operating, any of its properties or facilities under any order, compliance or consent order, injunction, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;

          (m)  Except as would not result in a Material Adverse Effect on Parent, none of the Parent Companies has assumed contractually, or to the knowledge of Parent, by operation of law, any liabilities or obligations of third parties under Environmental Laws;

          (n)   Except as would not result in a Material Adverse Effect on Parent, Parent is not aware of any environmental conditions or circumstances that form, or are reasonably likely to give rise to, a claim against any Parent Company or any Person whose liability for such claim any Parent Company has retained or assumed contractually or by operation of law.

          (o)   Except as would not result in a Material Adverse Effect on Parent, no Parent Company is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by a Parent Company or regarding properties currently or formerly owned, leased or operated by a Parent Company.

          (p)   No Parent Company is required by virtue of the transactions contemplated by this Agreement to perform an environmental site assessment or to remove or remediate any Hazardous Materials.

          (q)   Parent has provided or made available to the Company copies of all contracts in which a Parent Company has retained, assumed, or provided indemnification for liabilities for environmental matters and all material environmental permits, notices, approvals, authorizations, claims, complaints, inquiries, requests for information, orders, compliance or consent orders, injunctions, decrees, agreements, reports, data, studies, results of investigations, audits, assessments, evaluations and correspondence in the possession, custody or control of any of the Parent Companies.

        Section 4.28    Books and Records.    All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

        Section 4.29    Funding.    Parent has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to the stockholders of the Company upon consummation of the Merger, (b) all amounts required to be paid by Parent in respect of all Company Stock Options and Company Warrants upon exercise thereof, and (c) all expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby.

        Section 4.30    Brokers.    No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of any of the Parent Companies or Merger Sub and for which Parent, Merger Sub or any of the Target Companies shall have any obligation or liability.

        Section 4.31    Vote Required.    The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock are present and voting is the only vote of the holders of any class or series of Parent capital stock or other voting securities necessary to approve this Agreement, the Merger (including the issuance of the Parent Common Stock) and the transactions contemplated hereby.

        Section 4.32    Rights Agreement.    Parent has taken all necessary action (including, if required, amending the Parent Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Parent Common Stock pursuant to the consummation of the Merger and the other transactions contemplated hereby do not and will not enable or require the Parent Rights to be exercised or distributed.

        Section 4.33    State Takeover Laws.    Parent has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the NRS.

        Section 4.34    Affiliate Transactions.    Section 4.34 of the Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its subsidiaries, on the one hand, and any of their respective Affiliates (other than Parent or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Parent Companies, taken as a whole and (c) are not Parent Plans.

        Section 4.35    Disclosure Controls and Procedures.    Since January 1, 2003, Parent and each of its subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent's disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Neither Parent nor its independent auditors have identified any "significant deficiencies" or "material weaknesses" in Parent's or any of its subsidiaries' internal controls as contemplated under Section 404 of SOX. Parent has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of Parent's internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of Parent, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Parent's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of Parent's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness or significant deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

        Section 4.36    Opinion of Financial Advisor.    Parent has received an opinion of Lehman Brothers to the effect that, as of the date of this Agreement, the Conversion Number is fair, from a financial point of view, to Parent, a signed copy of which has been delivered to the Company. Parent has received the approval of such financial advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to such advisor's review thereof as presented in the Proxy Statement.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business by Parent Pending Closing.    Parent covenants and agrees with the Company that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Parent Companies shall conduct its business only in the ordinary and usual course consistent with past practices, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1. Without the prior written consent of the Company:

          (a)   None of the Parent Companies shall: (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell or amend any phantom stock or stock appreciation rights or any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the exercise of any Parent Stock Option outstanding on the date of this Agreement); (v) reduce the exercise or conversion price or extend the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities; (vi) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Parent Employee Benefit Plans in effect as of the date of this Agreement; (vii) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (viii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (b)   None of the Parent Companies shall (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $10,000,000; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of Parent that have a value in excess of $5,000,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $5,000,000, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Parent Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of Parent having a value in excess of $2,000,000 or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Parent Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000; (vi) enter into any Parent Material Agreement or any other agreement not terminable by any of the Parent Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (c)   None of the Parent Companies shall (i) permit to be outstanding at any time under the Parent Bank Credit Agreement indebtedness for borrowed money in excess of $50,000,000; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate or under the Parent Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person (other than Parent guarantees of Cimarex Energy Services, Inc. regarding obligations under transportation agreements) in an amount in excess of $500,000; (v) enter into, amend or modify any Derivative Transactions; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (d)   The Parent Companies shall operate, maintain and otherwise deal with the Oil and Gas Interests of Parent in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations, including but not limited to Environmental Laws.

          (e)   None of the Parent Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, (i) as operator of any Oil and Gas Interest of Parent, except as required by law, regulation or contract, except to the extent such action would not be reasonably likely to have a Material Adverse Effect on Parent, or (ii) with respect to any standstill agreement.

          (f)    None of the Parent Companies shall (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, retention, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Parent Employee

  Benefit Plan or any other plan, agreement or arrangement described in Section 4.17 of the Parent Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Parent Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (g)   None of the Parent Companies shall create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances

          (h)   The Parent Companies shall (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 4.20; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Parent Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that Parent shall not be in violation of this Section 5.1(h) if any of the Parent Companies incurs obligations for penalties and interest in connection with gross production tax reporting or other Taxes in the ordinary course of business; and provided further, that the Parent Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Parent Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

          (i)    The Parent Companies shall at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement.

          (j)    None of the Parent Companies shall:

              (i)  take any action that would reasonably be expected to result in the breach of any of the representations and warranties contained in ARTICLE IV, except as specifically permitted under other provisions of this Section 5.1(j);

             (ii)  approve or implement budgets for general and administrative expenses of the Parent Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the Parent Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been approved by the Company or revisions to such budgets which are approved by the Company, such approval not to be unreasonably withheld (any budgets which have been or are approved as required herein are referred to as "Approved Budgets");

            (iii)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for (1) any Capital Project, the completion or full capitalization of which can reasonably be expected to require the Parent Companies to expend, in the aggregate, in excess of $5,000,000, or (2) any Capital Project for the exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of leasehold interests and seismic data, the drilling of wells and all related costs and expenses) which can reasonably be expected to require the Parent Companies to expend, in the aggregate, in excess of $5,000,000;

            (iv)  make any Capital Expenditure or general and administrative expense payment which exceeds, for any project, by more than 10 percent the amount set forth in the appropriate line item for such expenditure in an Approved Budget; or

             (v)  knowingly take, or agree to commit to take any action that would reasonably be expected to result in the failure of a condition set forth in Section 6.1 and Section 6.3(a) and (b) at, or as of any time prior to, the Effective Time, or that would impair materially the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or delay materially such consummation.

        Section 5.2    Conduct of Business by the Company Pending Closing.    The Company covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Target Companies shall conduct its business only in the ordinary and usual course and consistent with past practices, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1. Without the prior written consent of Parent:

          (a)   None of the Target Companies shall: (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock (except as contemplated by Section 5.24 for the TEL Distribution); (iv) issue, sell or agree to issue or sell or amend any phantom stock or stock appreciation rights or any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Company Common Stock issued pursuant to the exercise of any Company Warrant outstanding on the date of this Agreement, pursuant to the exercise of any Company Stock Options outstanding on the date of this Agreement, or relating to the conversion of the 1996 Preferred in accordance with Section 5.26); (v) reduce the exercise or conversion price or extend the time for exercise or conversion, other than in accordance with mandatory contractual provisions, of any rights, options or warrants to acquire its capital stock or securities; (vi) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Company Employee Benefit Plans in effect as of the date of this Agreement or as relates to the cancellation of the Company Stock Options in accordance with Section 2.4(c)(iii); (vii) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (viii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (b)   None of the Target Companies shall (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $2,000,000; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company that have a value in excess of $1,000,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $1,000,000, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Company Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of the Company having a value in excess of $2,000,000 or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000; (vi) enter into any Company Material Agreement or any other agreement not terminable by any of the Target Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (c)   None of the Target Companies shall (i) permit to be outstanding at any time under the Company Bank Credit Agreement indebtedness for borrowed money in excess of $400,000,000, exclusive of any indebtedness incurred to fund costs relating to the transactions contemplated under this Agreement; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $1,000,000 in the aggregate or under the Company Bank Credit Agreement or as relates to the cash payment for the cancellation of the Company Stock Options in accordance with Section 2.4(c)(iii); (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person in an amount in excess of $500,000; (v) enter into, amend or modify any Derivative Transactions; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. None of the Target Companies shall incur any obligation or liability (through notes or any other instrument or form of obligation) under the Continuing Guaranty by the Company to Compass Bank, dated December 20, 2004, with respect to indebtedness of Metrix Networks, Inc., that exceeds $500,000.

          (d)   The Target Companies shall operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations, including but not limited to Environmental Laws.

          (e)   None of the Target Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, (i) as operator of any Oil and Gas Interest of the Company, except as required by law, regulation or contract, except to the extent such action would not be reasonably likely to have a Material Adverse Effect on the Company, or (ii) with respect to any standstill agreement.

          (f)    None of the Target Companies shall (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, retention, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Company Employee Benefit Plan or any other plan, agreement or arrangement described in Section 3.16 of the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance, retention or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (g)   None of the Target Companies shall create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

          (h)   The Target Companies shall (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.19; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company shall not be in violation of this Section 5.2(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production tax reporting or other Taxes in the ordinary course of business; and provided further, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Company Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

          (i)    The Target Companies shall at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement.

          (j)    None of the Target Companies shall:

              (i)  take any action that would reasonably be expected to result in the breach of any of the representations and warranties contained in ARTICLE III, except as specifically permitted under other provisions of this Section 5.2(j);

             (ii)  approve or implement budgets for general and administrative expenses of the Target Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the Target Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been approved by Parent or revisions to such budgets which are approved by Parent, such approval not to be unreasonably withheld (any budgets which have been or are approved as required herein are referred to as "Approved Budgets");

            (iii)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for (1) any onshore Capital Project, the completion or full capitalization of which can reasonably be expected to require the Target Companies to expend, in the aggregate, in excess of $2,000,000, or (2) any Capital Project for the onshore exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of onshore leasehold interests and seismic data, the drilling of onshore wells and all related costs and expenses) which can reasonably be expected to require the Target Companies to expend, in the aggregate, in excess of $2,000,000;

            (iv)  except to the extent already included in an Approved Budget, enter into any agreements or other arrangements requiring payment in any single case or series of related cases exceeding $1,000,000 with respect to, or make any payments, incur any expenses or disburse any funds (in any single case or series of related cases exceeding $1,000,000) for (1) any offshore Capital Project or (2) any Capital Project for the offshore exploration of Oil and Gas Interests with undeveloped reserves (including the acquisition of offshore leasehold interests and seismic data, the drilling of offshore wells and all related costs and expenses);

             (v)  make any Capital Expenditure or general and administrative expense payment which, for any project, exceeds by more than 10 percent the amount set forth in the appropriate line item for such expenditure in an Approved Budget; or

             (v)  knowingly take, or agree to commit to take, any action that would reasonably be expected to result in the failure of a conditions set forth in Section 6.1 and Section 6.2(a) and (b) at, or as of any time prior to, the Effective Time, or that would impair materially the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or delay materially such consummation.

        Section 5.3    Access to Assets, Personnel and Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company's sole expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request, furnish promptly to the Company (at the Company's expense) access to, or a copy of, any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies.

          (b)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent's sole expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Target Companies; and (ii) upon request, furnish promptly to Parent (at Parent's expense) access to, or a copy of, any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Target Companies (or any of their respective assets) that is within the possession or control of any of the Target Companies.

          (c)   The Company and the Company Representatives shall, at the Company's sole expense, have the right to make an environmental and physical assessment of the assets of the Parent Companies and, in connection therewith, shall have the right (during normal business hours, or as otherwise permitted by Parent) to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as the Company reasonably deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. Parent shall be provided not less than 24 hours prior notice of such activities, and Parent Representatives shall have the right to witness all such tests and investigations. The Company shall (and shall cause the Company Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and shall not (and shall cause the Company Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Parent of the determination of the need for disclosure. The Company shall provide Parent a copy of any environmental report or assessment prepared on behalf of the Company with respect to any of the Parent Companies or any of their properties or assets. The Company shall indemnify, defend and hold the Parent Companies and the Parent Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of the Company and the Company Representatives on the assets of the Parent Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Parent Companies or any Parent Representative.

          (d)   Parent and the Parent Representatives shall, at Parent's sole expense, have the right to make an environmental and physical assessment of the assets of the Target Companies and, in connection therewith, shall have the right (during normal business hours, or as otherwise permitted by the Company) to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as Parent reasonably deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. The Company shall be provided not less than 24 hours prior notice of such activities, and Company Representatives shall have the right to witness all such tests and investigations. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and shall not (and shall cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Parent shall provide the Company a copy of any environmental report or assessment prepared on behalf of Parent with respect to any of the Target Companies or any of their properties or assets. Parent shall indemnify, defend and hold the Target Companies and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the Target Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Target Companies or any Company Representative.

          (e)   From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt, filing or other submission (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger, the Registration Statement or otherwise and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger, the Registration Statement or otherwise; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger, the Registration Statement or otherwise.

          (f)    The Company shall not (and shall cause the Company Subsidiaries and the Company Representatives not to), and Parent shall not (and shall cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

          (g)   Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Target Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, provided, that the Company shall use its reasonable efforts to obtain any such consent, and, provided further, that the Company shall make appropriate substitute disclosure arrangements in circumstances in which such consent is not obtained promptly; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, provided, that Parent shall use its reasonable efforts to obtain any such consent and, provided further, that the Parent shall make appropriate substitute disclosure arrangements in circumstances in which such consent is not obtained promptly.

          (h)   To facilitate approvals of activities of the Parties that are restricted under Section 5.1 and Section 5.2, Parent Representatives and Company Representatives agree to meet on a regular basis to review matters relating to their respective Capital Projects (including the status of expenditures under Approved Budgets (such as outstanding authorizations for expenditures), the success of their Capital Projects to date, proposals to initiate new Capital Projects or substantially increase commitments to existing Capital Projects), commodity hedging issues and any other matters restricted under Section 5.1 and Section 5.2.

        Section 5.4    No Solicitation.

          (a)   From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each of the Target Companies to not, shall cause each officer, director or employee of the Company or any of the Target Companies to not, and shall cause each investment banker, attorney or other advisor or representative of the Company or any of the Target Companies to not (with respect to any of the Target Companies),

              (i)  solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as herein defined),

             (ii)  approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or

            (iii)  participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

  provided, however, that (x) if (under circumstances in which the Company has complied with all of its obligations under this Section 5.4(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote (as herein defined), the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after consulting with its financial advisors) is, or is reasonably likely to result in, a Superior Proposal (as herein defined), the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 5.4) and (B) the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; (y) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company's compliance with its obligations under this Section 5.4(a), the Company's Board of Directors may (1) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company's Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend, any Takeover Proposal, or (2) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Takeover Proposal, and/or (3) in compliance with Section 7.3, allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, in the case of subclauses (1), (2) and (3) of this clause (y) only after (A) the Board of Directors of the Company determines in good faith (after providing Parent and Merger Sub with three business days to propose a Parent Alternative Transaction (as defined herein) and after consulting with its financial advisors) that such Takeover Proposal is a Superior Proposal and (B) the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; and (z) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser and after providing Parent and Merger Sub with three business days to propose an alternative transaction, which alternative transaction may be conditioned upon receipt of further evidence of the ability and intent of the other prospective purchaser to close (a "Parent Alternative Transaction")) that such Takeover Proposal is a Superior Proposal. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Target Companies and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and shall communicate with any such parties (and their agents or advisors) in possession of confidential information regarding any of the Target Companies directing them to return or destroy such information. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of and comply with the provisions of this Section.

          (b)   For purposes of this Agreement, (i) "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving any of the Target Companies of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of the Target Companies, taken as a whole, or (B) 10% or more of the outstanding shares of Company Common Stock or any other Company capital stock (or other equity or voting interests in the Company) or capital stock of, or other equity or voting interests in, any of the Target Companies directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement and (ii) the term "Superior Proposal" means any bona fide, fully financed written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction made by a third party to acquire, directly or indirectly, (x) 50% or more of the assets of the Target Companies, taken as a whole or (y) 50% or more of the outstanding voting securities of the Company, in any such case on terms that the Board of Directors of the Company determines in its good faith judgment (after consulting with its financial advisors and outside counsel), taking into account all financial, legal and regulatory terms and conditions of the Takeover Proposal and this Agreement, including any changes to the terms of this Agreement offered by Parent through a Parent Alternative Transaction in response to such Takeover Proposal, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view as compared to the transactions contemplated by this Agreement (as modified by a Parent Alternative Transaction) and (B) is reasonably likely to be completed without undue delay.

          (c)   In addition to the other obligations of the Company set forth in this Section 5.4, the Company shall promptly advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.

          (d)   Nothing in this Section 5.4 shall permit the Company to terminate this Agreement except as specifically provided in ARTICLE VII.

        Section 5.5    Company Stockholders Meeting.    The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. Subject to Section 5.4(a), the Board of Directors of the Company shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of the Company.

        Section 5.6    Parent Stockholders Meeting.    Parent shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. The Board of Directors of Parent shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent.

        Section 5.7    Registration Statement and Proxy Statement/Prospectus.

          (a)   Parent and the Company shall cooperate and promptly prepare the Registration Statement, and, subject to Parent's receiving promptly the required information from the Company, Parent shall file the Registration Statement with the SEC as soon as practicable after the date hereof. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent (including furnishing promptly all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent), to have the Registration Statement (as it may be amended or supplemented) declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

          (b)   Parent shall cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall cause the information it provides for such purpose to comply as to form in all material respects with such provisions.

          (c)   The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company and Parent, at the time of the Company Meeting and the Parent Meeting, and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information contained in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.

          (d)   Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information contained in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company and Parent, at the time of the Company Meeting and the Parent Meeting, and at the Effective Time) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information contained in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information (not supplied by the Company) included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information (not supplied by the Company) included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.

          (e)   Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto shall be filed or disseminated to the stockholders of the Company or Parent without the approval of both Parent and the Company (not to be unreasonably withheld). Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

        Section 5.8    Stock Exchange Listing.    Parent shall cause the shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options and the Company Warrants (if still outstanding and as assumed by Parent) to be approved for listing on Parent's primary National Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Parent shall also cause the Company Warrants (if still outstanding and as assumed by Parent) to be approved for listing on a National Stock Exchange prior to the Closing Date.

        Section 5.9    Additional Arrangements.    Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or reasonably desirable under any applicable laws and regulations (including the HSR Act) or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or reasonably desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

        Section 5.10    Agreements of Affiliates.    At least 10 days prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Company Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. The Company shall use its best efforts (without payment or compensation) to cause each Person who is identified as an affiliate of the Company in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.10. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger, irrespective of whether or not they sign such agreements.

        Section 5.11    Section 16.    Prior to the Closing Date, Parent and the Company, and their respective boards of directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12    Public Announcements.    Prior to the Closing, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or stock exchange rule; and provided further, that either the Company or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases.

        Section 5.13    Notification of Certain Matters.    The Company shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in ARTICLE III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE III to be untrue or inaccurate on the Closing Date, or (c) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of any of the following: (x) any representation or warranty contained in ARTICLE IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE IV to be untrue or inaccurate on the Closing Date, or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        Section 5.14    Payment of Expenses.    Subject to the provisions of Section 7.2 and Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) the fee for filing the Registration Statement with the SEC and the costs and expenses associated with printing the Proxy Statement/Prospectus and complying with any applicable state securities or "blue sky" laws shall be borne by Parent; and (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of (i) the Company, and soliciting the votes of the stockholders of the Company, shall be borne by the Company, and (ii) Parent, and soliciting the votes of the stockholders of Parent, shall be borne by Parent.

        Section 5.15    Indemnification and Insurance.

          (a)   Parent agrees that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the Target Companies, as provided in their respective charters or bylaws (or similar organizational documents), and any existing indemnification agreements or arrangements of any of the Target Companies, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between any of the Target Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b)   From and after the Effective Time, Parent shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the Target Companies (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys' fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Company Employee Benefit Plan but subject to any conditions or limitations on the indemnity set forth in the applicable Company Employee Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable Nevada law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each

  Indemnified Party to the fullest extent permitted under applicable Nevada law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.15, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by Parent and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Parent or any of its Affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party(ies) (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent's regularly engaged independent legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party(ies), and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party(ies) shall cooperate with Parent, at Parent's expense, in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Parent thereof (provided, that failure to so notify Parent shall not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the NRS, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party(ies) may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or reasonably probable differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under applicable Nevada law.

          (c)   From and after the Effective Time, Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) Parent shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if Parent is unable to obtain the insurance required by this Section 5.15(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d)   Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of the Parties and Parent set forth in this Section 5.15.

          (e)   This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.15) and shall be binding on the successors and assigns of Parent.

        Section 5.16    Employees; Employee Benefits.

          (a)   For a period of six months following the Closing Date, the Company or its Subsidiaries shall, subject to earlier termination of employment for cause (as determined in accordance with the definition of "cause" set forth in the Company's Extraordinary Transaction Compensation Policy) or by voluntary termination, continue to provide those Persons (other than Persons currently covered by written employment agreements) who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the "Continuing Employees"), with employment at respective levels of base salary and incentive and bonus opportunities (but not equity compensation) and benefits (including vacation, paid time off, medical, dental, vision, life, accidental death and dismemberment and disability benefits) that are substantially comparable, in the aggregate to each Continuing Employee, to those provided by the Target Companies immediately prior to the Effective Time; provided, that on and after October 1, 2005, each such Continuing Employee may, at the option of Parent, be enrolled in one or more of the Parent Employee Benefit Plans (with benefits of similarly situated employees of Parent and its Subsidiaries) rather than in any remaining Company Employee Benefit Plans. The Continuing Employees shall be eligible to participate in Parent's 401(k) plan immediately after the Effective Time, according to the terms of Parent's 401(k) plan and applicable law, and with the prior service credit provided for in Section 5.16(b).

          (b)   The service of each Continuing Employee with the Company or its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each Parent Employee Benefit Plan (including retirement, vacation, paid time off and severance plans) in which such Continuing Employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals).

          (c)   Following the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirements or waiting periods and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time (or, if later, any applicable plan transition date) for the plan year in which the Effective Time (or such transition date) occurs, in each case for purposes of each Parent Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time.

          (d)   Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms (but without duplication or multiple effect), each severance policy or plan listed on Section 5.16(d) of the Company Disclosure Schedule and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event); provided that the period of time during which severance may be triggered under any severance policy or plan listed on Section 5.16(d) of the Company Disclosure Schedule (without duplication or multiple effect) shall be extended, with respect to each Continuing Employee to which such policy or plan applies, for the period of such Continuing Employee's actual employment with the Company or its Subsidiaries after Closing (up to a maximum extension of six months for all covered participants under the Magnum Hunter Resources, Inc. Employee Severance Policy and all covered participants under the Magnum Hunter Resources, Inc. Extraordinary Transaction Compensation Policy who are entitled to receive, as a Termination Payment thereunder, three months or less of Base Salary (as defined therein)). Parent hereby acknowledges that the consummation of the Merger constitutes a change of control, change in control or extraordinary transaction, as the case may be, for all purposes under such Company Employee Benefit Plans.

          (e)   Notwithstanding anything herein to the contrary, the Company shall be entitled to (i) amend, modify or terminate any nonqualified deferred compensation plan (as defined in Section 409A of the Code) maintained by any of the Target Companies prior to the Effective Time, as determined by the Company (with the approval of Parent), in order to comply with any rules, regulations or other guidance promulgated by any Governmental Entity under Section 409A of the Code or otherwise to avoid the imposition of any Tax or interest penalty on any participant therein under Section 409A of the Code and (ii) adopt and operate a nonqualified deferred compensation plan that will provide for the deferral of compensation in taxable years beginning on and after January 1, 2005, in lieu of deferral of such compensation under any nonqualified deferred compensation plan in existence as of the date hereof, and having such other terms and conditions as are substantially similar to the terms of any such existing nonqualified deferred compensation plan and are in compliance with Section 409A of the Code. Following the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or any of its or their respective employees to, take any action or omit to take any action that results, or would be reasonably likely to result, in the imposition of any Tax or interest penalty under Section 409A of the Code on any current or former participant in any such existing or new nonqualified deferred compensation plan, including any "material modification" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004) of any such nonqualified deferred compensation plan with respect to amounts deferred in taxable years beginning before January 1, 2005. Parent shall indemnify and hold harmless each such participant on an after-tax basis from any Tax or interest penalty imposed under Section 409A of the Code to the extent imposed as a result of any such act or omission.

          (f)    The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a "Change in Control" as defined in those employment agreements entered into among the Company, Gruy Petroleum Management Co. and certain executives as identified on Section 5.16(f) of the Company Disclosure Schedule and that on and after the Effective Time such executives shall have "Good Reason" to voluntarily terminate employment in accordance with such agreements, which termination shall entitle such executives to lump sum termination payments, benefits continuation and other benefits pursuant to Sections 8(c)-(e) of such agreements. The lump sum termination payments payable to the executives upon voluntary termination of employment pursuant to Section 8(c) of the employment agreements are set forth on Section 5.16(f) of the Company Disclosure Schedule.

          (g)   The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a "Change of Control" as defined in the Company's Outside Director Policy and that the removal of the Company's directors as of the Effective Time as provided in Section 2.3(c) of this Agreement entitles the outside directors of the Company to additional compensation pursuant to Section 3.1 of such policy. The additional compensation payable to each outside director pursuant to Section 3.1 of the Company's Outside Director Policy is set forth on Section 5.16(g) of the Company Disclosure Schedule. Company Stock Options held by outside directors of the Company shall be cashed out in accordance with the provisions of Section 2.4(c)(iii) of this Agreement.

          (h)   Payments required to be made under the executive employment agreements described in Section 5.16(f) and the Company's Outside Director Policy and the other severance policies or plans described in Section 5.16(d) shall be made at the time provided in such agreements, policies or plans, or, if time of payment is not provided for, within 5 days of an employee or director satisfying the requirements for entitlement to such payments; provided, however, that any payments subject to Section 409A of the Code and related rules, regulations or other guidance made to a key employee (as defined in Code Section 416(i) without regard to subsection (5) thereof) shall be made at a time that will not result in the imposition of any Tax or interest penalty under Section 409A of the Code, even if compliance with Section 409A of the Code will result in a delay in payment.

          (i)    To the extent that any employment agreement or written Company policy does not already so specifically provide, if any of the persons set forth on Section 5.16(i) of the Company Disclosure Schedule pays or becomes obligated to pay any excise tax under Section 4999 of the Code on any payment he receives (whether under any such employment agreement, policy or otherwise, and including but not limited to the value of accelerated vesting of Company Stock Options) in connection with the transactions contemplated by this Agreement, the parties agree that the Company shall pay to such person an amount equal to the total excise tax paid or payable.

        Section 5.17    Parent Board of Directors.    At the Effective Time, Parent shall cause one then existing member of the Company's Board of Directors selected by Parent to be elected to the Board of Directors of Parent.

        Section 5.18    Registration Statements Relating to Company Warrants and Company Convertible Notes.    Prior to the Effective Time, Parent shall file with the SEC a registration statement on Form S-3 with respect to the shares of Parent Common Stock to be issued upon exercise of the Company Warrants (if reasonably expected to be outstanding at the Effective Time in accordance with their currently existing terms) and conversion of the Company Convertible Notes. Parent shall use all reasonable efforts to have such registration statement become effective at the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) for so long as any Company Warrants and Company Convertible Notes remain outstanding in accordance with their currently existing terms. The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, the Parties and each holder of a Company Warrant and their respective heirs and representatives. To the extent required by applicable securities law and regulations, Parent shall also file with the SEC a registration statement with respect to the Company Warrants and Company Convertible Notes.

        Section 5.19    Bank Credit Agreements.    Each of Parent and the Company shall use its reasonable best efforts to obtain, on or before the Closing Date: (a) any required consents of the lenders under the Parent Bank Credit Agreement and the Company Bank Credit Agreement, respectively, to the Merger and the other transactions contemplated by this Agreement (which in the case of the Company Bank Credit Agreement shall include the lenders' consent to the TEL Distribution and the lenders' agreement to waive any default that could arise if any of the holders of the Company Convertible Notes exercises its right to convert or to have the Company repurchase its Notes); or (b) a new credit facility for Parent in an amount sufficient to pay off all then outstanding indebtedness under both the Parent Bank Credit Agreement and the Company Bank Credit Agreement and provide a similar amount of borrowing capacity as the Parent Bank Credit Agreement and the Company Bank Credit Agreement.

        Section 5.20    Tax Matters.

          (a)   Parent, Merger Sub and the Company shall each, and shall cause its respective subsidiaries to, use its reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(c). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

          (b)   Officers of Parent, Merger Sub and the Company shall execute and deliver to Thompson & Knight LLP, Tax counsel for the Company, and Holme Roberts & Owen LLP, Tax counsel for Parent, certificates substantially in the form agreed to by the Parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the Registration Statement is declared effective by the SEC and the Effective Time, in connection with such Tax counsel's respective delivery of opinions pursuant to Section 6.2(d) and Section 6.3(c). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.20.

        Section 5.21    Termination of the Company Stock Ownership Plan.    The Company sponsors and maintains the Company 401(k) Employee Stock Ownership Plan (the "KSOP"). Prior to the Closing Date, the Board of Directors of the Company shall take all such action as may be necessary to terminate the KSOP effective as of a date prior to the Closing Date. As soon as practicable after the date hereof, the current trustee of the KSOP shall be replaced by a qualified institutional trustee selected by the Company and acceptable to Parent. On or prior to the termination date, the new trustee of the KSOP shall cause the KSOP to repay any existing loan(s) of the KSOP (in accordance with the terms of the loan, the terms of the KSOP, applicable law and in a manner mutually acceptable to the Company and Parent) and the plan administrator shall allocate any unallocated assets remaining after the loan is repaid in accordance with the terms of the KSOP document and applicable law. Upon the termination date, the accounts of all participants affected by the termination shall become fully vested and the plan administrator of the KSOP shall direct the trustee of the trust related to the KSOP to distribute the assets remaining in the trust, after payment of any expenses properly allocable thereto and after receipt of a determination letter from the Internal Revenue Service to the effect that the termination of the KSOP will not adversely affect its qualified status, to participants and beneficiaries in proportion to their respective account balances; provided, however, that distributions will not be delayed until after receipt of a favorable determination letter with respect to those participants who are otherwise entitled to a distribution under the KSOP by reason of death, disability, retirement, termination of employment or any other reason permitted under the terms of the KSOP (other than plan termination). Except as otherwise provided in the KSOP, any distributions made after termination of the KSOP may be made, in whole or in part, in cash or in kind; provided, however, that participants shall have the right, as provided in the KSOP document, to demand payment from their vested KSOP Accounts under the KSOP in the form of Company Common Stock or if the distribution occurs after the Closing Date, Parent Common Stock (except to the extent of the value of any factional shares, which shall be distributed in cash). The termination of the KSOP and the exercise of all rights, including but not limited to voting, appurtenant to Company stock in the KSOP shall be effected in a manner mutually acceptable to Company and Parent. Parent agrees to take all such action as may be necessary to permit rollovers of participant distributions from the KSOP to a defined contribution plan maintained by Parent or one of its Subsidiaries, provided that such defined contribution plan shall be required to accept a direct rollover in kind only to the extent permitted under the terms of such plan.

        Section 5.22    SOX 404 Certification.    Each of the Company and Parent shall complete and include in its Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX.

        Section 5.23    Reserve Data.    Each of the Company and Parent shall deliver to the other Party, promptly after filing with the SEC its respective Annual Report on Form 10-K for the year ending December 31, 2004, a true and complete copy of all oil and gas reserve data supporting the oil and gas reserve disclosures by such Party in its respective Annual Report.

        Section 5.24    Dividend of TEL Offshore Trust Units.

          (a)   Prior to the tenth day before the date of the Company Meeting, the Board of Directors of the Company may declare a distribution (the "TEL Distribution") of trust units of TEL Offshore

  Trust (the "TEL Units") to the holders of Company Common Stock, with each share of Company Common Stock entitled to receive that number of TEL Units equal to the quotient obtained by dividing the number of TEL Units owned by the Company on the TEL Distribution Record Date by the number of then outstanding shares of Company Common Stock; provided, however, that the Company may pay cash in lieu of fractional TEL Units or, in any jurisdiction in which the Company reasonably determines on the advice of counsel that distribution of the TEL Units is inadvisable under applicable state "blue sky" laws (provided, that the Company shall use its reasonable best efforts beginning as soon as practicable following the date hereof to pursue diligently appropriate registrations or exemptions in such jurisdictions) or will likely delay the distribution of the TEL Units beyond the Effective Time. In the event of any stock split, combination, reclassification, share dividend or other event similarly altering or affecting the value of TEL Units, the foregoing shall be adjusted to the extent deemed appropriate by the Board of Directors of the Company, and subject to the reasonable approval of Parent, to accomplish the purposes hereof. The resolutions of the Board of Directors declaring the TEL Distribution and setting forth the terms and conditions described above shall in form and substance be reasonably satisfactory to Parent.

          (b)   The TEL Distribution shall occur on a date, if at all, prior to the Effective Time and be payable to the holders of record of Company Common Stock at the close of business on the record date fixed by the Company's Board of Directors for the TEL Distribution (the "TEL Distribution Record Date").

        Section 5.25    Company Debt Instruments.

          (a)   The Company shall provide, or shall cause to be provided, in accordance with the applicable provisions of each of the indentures relating to the Company Convertible Notes and the Company Senior Secured Notes (such Company Convertible Notes and Company Senior Secured Notes, collectively, the "Notes" and such indentures, collectively, the "Indentures"), to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by the Indentures by virtue of a Change of Control (as defined in each Indenture).

          (b)   The Surviving Corporation shall, on the Closing Date, execute such supplemental indentures to the Indentures as are required under the Indentures.

          (c)   The Surviving Corporation shall take all such further actions, including the delivery of any officers' certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

          (d)   Parent and the Surviving Corporation shall deliver to all Holders the notices required by the Indentures with respect to the right of the Holders to require repurchase of the Notes and or the conversion thereof upon the occurrence of a Change of Control, and thereafter Parent and the Surviving Corporation shall comply with all other provisions of the Indentures relating to the right of Holders to require repurchase of the Notes and/or the conversion thereof.

        Section 5.26    Conversion of 1996 Preferred.    Prior to the Effective Time, the Company shall cause each of the Company Subsidiaries that is Controlled By the Company and who owns shares of 1996 Preferred to convert all of the issued and outstanding shares of the 1996 Preferred into shares of Company Common Stock, pursuant to the terms set forth in the certificate of designations for the 1996 Preferred.

ARTICLE VI

CONDITIONS

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by both Parent and the Company:

            (a)    Stockholder Approval.    The Company Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of Company Common Stock, all as required by the NRS and the articles of incorporation and bylaws of the Company (the "Required Company Stockholder Vote"). The Company Proposal shall have been duly and validly approved and adopted by the stockholders of Parent, all as required by the NRS and the articles of incorporation and bylaws of Parent (the "Required Parent Stockholder Vote").

            (b)    Approvals of Governmental Authorities.    Any applicable waiting period under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain any such consents, approvals, permits and authorizations (other than those from the SEC or with respect to the HSR Act) would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

            (c)    Securities Law Matters.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

            (d)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.9 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

            (e)    Stock Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options and the Company Warrants shall have been authorized for listing on Parent's primary National Stock Exchange, subject to official notice of issuance. The Company Warrants shall have been authorized for listing on Parent's primary National Stock Exchange.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:

            (a)    Representations and Warranties.    The representations and warranties of the Company set forth in ARTICLE III shall, taken individually and together, be true and correct in all respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification or a knowledge qualification, or qualification of like effect, shall not be deemed to be so qualified for purposes of compliance with this condition) as of the date of this Agreement and (except to the extent such representation or warranty speaks only as of an earlier date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without, as set forth above, giving effect to the individual materiality thresholds or qualifications (such as, without limitation, a Material Adverse Effect qualification) or knowledge qualifications otherwise included as a part of such representations and warranties) to be true and correct (individually or in the aggregate) has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

            (b)    Performance of Covenants and Agreements by the Company.    The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

            (c)    No Material Adverse Change.    From the date of this Agreement through the Closing, there shall not have occurred any Material Adverse Effect on the Target Companies, taken as a whole.

            (d)    Tax Opinion.    Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from counsel selected by Parent, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, the Company and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon customary assumptions and on representations of the Parties and stockholders of the Parties. If Parent does not receive such opinion from such counsel, the Company has the right to provide such opinion from its counsel, and if so provided, then the condition contained in this Section 6.2(d) shall be deemed to have been satisfied.

            (e)    Rights Agreement.    Neither this Agreement nor consummation of the Merger shall have caused or shall cause any of the Company Rights to become exercisable or to be distributed.

            (f)    Consents.    All consents and approvals required to be obtained by any of the Target Companies prior to the Effective Time from any Persons (other than any Governmental Authority) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except to the extent that the failure to obtain such consents and approvals, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Target Companies, taken as a whole, or materially adversely affect the consummation of the transactions contemplated hereby.

        Section 6.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

            (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall, taken individually and together, be true and correct in all respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification or a knowledge qualification, or qualification of like effect, shall not be deemed to be so qualified for purposes of compliance with this condition) as of the date of this Agreement and (except to the extent such representation or warranty speaks only as of an earlier date) as of the Closing Date as though made on and as of that time, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect; provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without, as set forth above, giving effect to the individual materiality thresholds or qualifications (such as, without limitation, a Material Adverse Effect qualification) or knowledge qualifications otherwise included as a part of such representations and warranties) to be true and correct (individually or in the aggregate) has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Parent or materially adversely affect the ability of the Parent and Merger Sub to consummate the transactions contemplated hereby.

            (b)    Performance of Covenants and Agreements by Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.

            (c)    Tax Opinion.    The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from counsel selected by the Company, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, the Company and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company and Merger Sub as a result of the Merger, and (iv) no gain or loss, except with respect to the amount of cash received in lieu of fractional shares by former holders of Company Common Stock and except with respect to any cash received by any Dissenting Stockholder, will be recognized by a stockholder of the Company as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon customary assumptions and on representations of the Parties and stockholders of the Parties. If the Company does not receive such opinion from such counsel, Parent has the right to provide such opinion from its counsel, and if so provided, then the condition contained in this Section 6.3(c) shall be deemed to have been satisfied.

            (d)    No Material Adverse Change.    From the date of this Agreement through the Closing, there shall not have occurred any Material Adverse Effect on the Parent Companies, taken as a whole.

            (e)    Rights Agreement.    Neither this Agreement nor consummation of the Merger shall have caused or shall cause any of the Parent Rights to become exercisable or to be distributed.

            (f)    Delivery of Transfer Instructions.    Parent shall have delivered to its authorized transfer agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer to holders of shares of Company Common Stock one or more Parent Certificates representing those shares of Parent Common Stock to be issued to such holders upon surrender of such holders' certificates representing such shares of Company Common Stock.

            (g)    Consents.    All consents and approvals required to be obtained by any of the Parent Companies prior to the Effective Time from any Persons (other than any Governmental Authority) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except to the extent that the failure to obtain such consents and approvals, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Parent Companies, taken as a whole, or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE VII

TERMINATION

        Section 7.1    Termination Rights.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote or the Required Parent Company Vote, respectively:

          (a)   By mutual written consent of Parent and the Company;

          (b)   By either the Company or Parent if (i) the Merger has not been consummated by July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); or (iii) the Company Proposal shall not have been approved by (A) the Required Company Stockholder Vote at the Company Meeting or at any adjournment thereof or (B) the Required Parent Stockholder Vote at the Parent Meeting or at any adjournment thereof;

          (c)   By Parent if (i) there has been a breach of the representations and warranties made by the Company in ARTICLE III of this Agreement such that the condition described in Section 6.2(a) is not met (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Parent has given the Company notice of such breach and the Company has failed to cure such breach within 10 days following such notice (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005)), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of the Company, would not be satisfied if the Closing were to occur on the day on which Parent gives the Company notice of such termination); or (ii) the Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005));

          (d)   By the Company if (i) there has been a breach of the representations and warranties made by Parent and Merger Sub in ARTICLE IV of this Agreement such that the condition described in Section 6.3(a) is not met (provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (i) unless the Company has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005)), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which the Company gives Parent notice of such termination); or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such breach or failure has not been, or cannot be, cured within 10 days after notice and a demand for cure thereof (but in any event not later than July 25, 2005 (which date shall automatically be extended to October 1, 2005 in the event that the SEC has not declared the Registration Statement effective by June 1, 2005));

          (e)   by Parent, if

              (i)  the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or the Merger or shall have failed to make such favorable recommendation;

             (ii)  the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so; or

            (iii)  the Company shall have commited a willful, material breach of Section 5.4.

          (f)    by the Company, if prior to the Company Meeting, (A) the Company shall not have breached Section 5.4 in any material respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.4 and Section 7.1(f), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (C) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3.

  The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

        Section 7.2    Effect of Termination.    If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Section 5.3(c) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.7(c), Section 5.7(d), Section 5.14 and Section 7.3, ARTICLE VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

        Section 7.3    Fees and Expenses.    If (i) this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f) or (ii) (A) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) (solely with respect to the failure to obtain the Required Company Stockholder Vote without breach by the Company of its obligations under Section 5.4) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with the proponent of such Takeover Proposal or an Affiliate of such proponent, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay Parent a fee in immediately available funds of $45,000,000. For purposes of this Section 7.3, the references in the definition of Takeover Proposal to 10% shall be changed to 50%.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Nonsurvival of Representations and Warranties.    None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

        Section 8.2    Amendment.    This Agreement may be amended by the Parties at any time before or after the Required Company Stockholder Vote or the Required Parent Stockholder Vote; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

        Section 8.3    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Cimarex Energy Co. 1700 Lincoln, Suite 1800 Denver, Colorado 80203 Attention: Paul Korus
with a copy to:	Holme Roberts & Owen LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80203 Attention: Thomas A. Richardson and J. Gregory Holloway
To the Company:	Magnum Hunter Resources, Inc. 600 East Las Colinas Blvd., Suite 1100 Irving, Texas 75039 Attention: Jerry Box
with a copy to:	Thompson & Knight LLP 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 Attention: Andrew B. Derman and Joe Dannenmaier

        Section 8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        Section 8.5    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. This Section shall be subject to Section 8.8.

        Section 8.6    Entire Agreement; No Third Party Beneficiaries.    This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in ARTICLE II and Section 5.3(c), Section 5.3(d), Section 5.15, Section 5.16, and Section 5.18, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

        Section 8.7    Applicable Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 8.8    No Remedy in Certain Circumstances.    Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to ARTICLE VII. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

        Section 8.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 8.10    Waivers.    At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with, or reliance on, any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

        Section 8.11    Confidentiality Agreement.    The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described in Section 7.2, is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein shall, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

        Section 8.12    Incorporation.    Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"Company" MAGNUM HUNTER RESOURCES, INC.		"Parent" CIMAREX ENERGY CO.
By:	/s/ JERRY BOX	By:	/s/ F. H. MERELLI
Name:	Jerry Box	Name:	F.H. Merelli
Title:	Chairman	Title:	Chairman, CEO and President
"Merger Sub" CIMAREX NEVADA ACQUISITION CO.
By:	/s/ GARY C. EVANS	By:	/s/ F. H. MERELLI
Name:	Gary C. Evans	Name:	F.H. Merelli
Title:	President and CEO	Title:	Chairman, CEO and President

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AGREEMENT AND PLAN OF MERGER AMONG CIMAREX ENERGY CO. ("PARENT"), CIMAREX NEVADA ACQUISITION CO. ("MERGER SUB") AND MAGNUM HUNTER RESOURCES, INC. ("COMPANY") JANUARY 25, 2005